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4169/BLUSEC##
15386098.G



                 REVOLVING CREDIT AGREEMENT

         THIS REVOLVING CREDIT AGREEMENT, dated as of January 14, 1994, among MERRY-GO-ROUND ENTERPRISES, INC., a Maryland corporation ("MGRE"), MGR DISTRIBUTION CORPORATION, a Maryland corporation ("MGRD", and together with MGRE, collectively, the "Borrowers" and individually, a "Borrower"), MGRR, INC., a Delaware corporation (the "Guarantor"), the financial institutions from time to time party hereto (collectively, the "Lenders" and individually, a "Lender"), and THE CIT GROUP/BUSINESS CREDIT, INC. ("CIT"), as agent for the Lenders (in such capacity, the "Agent").


                         BACKGROUND

         On January 11, 1994, the Borrowers and the Guarantor filed a petition under chapter 11 of Title 11 of the United States Code. The Borrowers have requested the Lenders to provide the Borrowers with a $125 million revolving credit facility including a $90 million subfacility for the issuance of letters of credit (which facility shall be limited to $50 million with a $40 million subfacility for the issuance of letters of credit until the Final Bankruptcy Court Order (as hereinafter defined) shall have been duly entered), and, subject to the terms and conditions set forth herein, the Lenders have agreed to provide such facility.

         In consideration of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:


                            ARTICLE
                 DEFINITIONS; CONSTRUCTION

         1.0 Certain Definitions. In addition to other words and terms defined elsewhere in this Agreement, as used herein the following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

         "Affiliate" of a Person shall mean any Person which directly or indirectly controls, or is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "Agent Account" shall mean an account in the name of the Agent designated to the Borrowers from time to time into which the Borrowers shall make all payments to the Agent under this Agreement.

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           "Agent Advances" shall have the meaning given that
term in Section 12.08 hereof.

           "Agreed Administrative Expense Priorities" shall mean that administrative expenses with respect to the Borrowers and the Guarantor and, with respect to clause (ii) of clause first, any official committee appointed by the Bankruptcy Court, shall have the following order of priority:

           first, (i) amounts payable pursuant to 28 U.S.C.
      Section 1930(a)(6) and (ii) allowed fees and expenses of attorneys and accountants retained in the Chapter 11 Cases pursuant to SectionSection 327 and 1103 of the Bankruptcy Code, but the amount entitled to priority under clause
      (ii) of this clause first ("Priority Professional Expenses") shall not exceed $5 million in the aggregate at any time (inclusive of any holdbacks required by the Bankruptcy Court) (the "Professional Expense Cap"); provided, however, that (A) after the occurrence of an Event of Default any payments actually made to such professionals after such occurrence or during such continuance, under Sections 330 and 331 of the Bankruptcy Code or otherwise, shall reduce the Professional Expense Cap and (B) if any such Event of Default shall have been cured, the Professional Expense Cap shall be reinstated to $5 million, second, all Obligations, and

           third, all other allowed administrative expenses.

           "Agreement" shall mean this Revolving Credit
Agreement as amended, modified, supplemented or restated from time to time.

           "Assignment and Acceptance" shall mean an assignment and acceptance entered into by CIT and an assignee, and accepted by the Agent, substantially in the form of Exhibit F hereto.

           "Availability Date" shall mean the first date on which each of the conditions set forth in Section 7.01 shall have been satisfied.

           "Bank" shall mean Chemical Bank, a New York Banking
Corporation, its successors or any other bank designated by Borrower to the Agent from time to time that is reasonably acceptable to the Agent.

           "Bankruptcy Code" shall mean Title 11, United States
Code, 11 U.S.C. SectionSection 101 et seq., as amended from time to time.

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           "Bankruptcy Court" shall mean the United States
Bankruptcy Court for the District of Maryland or such other court having original jurisdiction over the Chapter 11 Cases.

           "Benefit Plan" shall mean a defined benefit plan as defined in Section 3(35) of ERISA and subject to Title IV of ERISA (other than a Multiemployer Plan) in respect of which any of the Borrowers, the Guarantor or any ERISA Affiliate is or within the immediately preceding six (6) years was an "employer" as defined in Section 3(5) of ERISA.

           "Book Value" shall mean, as to any Inventory in respect of which such amount is to be determined, the lower of
(i) cost (as reflected in the general ledgers of a Borrower or MGRR) or (ii) market value (both cost and market value being determined in accordance with GAAP calculated on the first in first out basis).

           "Borrower" or "Borrowers" shall have the meaning given that term in the introductory paragraph to this Agreement.

           "Borrowers' Account" shall have the meaning given that term in Section 2.08(a) hereof.

           "Borrowing Base" shall mean at any time an amount equal to the difference between (i) the sum of (A) 60% of the Book Value of Eligible Inventory and (B) 60% of the value of L/C Inventory and (ii) $2,500,000. If the Lenders determine, in their reasonable discretion based upon information previously unknown to the Lenders, that the Tax Refund will be received by MGRE on or before September 30, 1994, and the Lenders and MGRE agree in writing upon an advance rate for the Tax Refund, the Borrowing Base will be increased during the Tax Refund Period (as hereinafter defined) by an amount equal to the product of
(A) such agreed upon advance rate and (B) the amount of the Tax Refund. For purposes of this definition, the Tax Refund Period shall mean the period commencing on the date, if any, on which MGRE and the Lenders enter into a written agreement with respect to the advance rate for the Tax Refund and ending on the earliest of (1) the date that the Lenders determine, in their sole discretion, that the Tax Refund will not be received by MGRE on or before September 30, 1994, (2) the date on which MGRE receives all or a portion of the Tax Refund, and (3) September 30, 1994. Following the filing of the consolidated tax return filed by MGRE for its taxable year ended January 29, 1994, the Lenders agree to use their reasonable good faith efforts to determine (in their sole discretion) whether or not the Tax Refund will be received by MGRE. MGRE shall provide the Lenders with all information and documents requested by the Lenders to assist the Lenders with making such determination.

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           "Borrowing Base Certificate" shall have the meaning
given that term in Section 4.04(a) hereof.

           "Borrowing Date" shall mean any date on which a Loan is made pursuant to Section 2.03, which date shall be a Business
Day.

           "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banking institutions are authorized or obligated to close in New York, New York, provided, that with respect Eurodollar Loans, Business Day shall also mean a day on which dealings in Dollars are carried on in the London interbank market.

           "Capital Expenditures" shall mean, for any period, the sum, without duplication, of (i) the aggregate amount of all expenditures, except interest capitalized during construction, during such period which, in accordance with GAAP, are required to be included in property, plant or equipment or similar fixed asset account plus (ii) the entire principal amount of any debt obligations (including obligations under leases which have been or should be, in accordance with GAAP, recorded as capital leases, to the extent required to be so recorded) assumed in connection with any such expenditures.

           "Capitalized Lease" shall mean at any time any lease which is required under GAAP to be capitalized on the balance sheet of the lessee at such time, and "Capitalized Lease Obligation" of any Person at any time shall mean the aggregate amount which is required under GAAP to be reported as a liability on the balance sheet of such Person at such time as lessee under a Capitalized Lease.

           "Carve-Out Expenses" shall mean those amounts, fees, expenses and claims set forth in clause "first" of the definition of the term "Agreed Administrative Expense
Priorities."

           "Cash Concentration Account" shall mean the deposit account listed as the Cash Concentration Account on Schedule 1.01(c) hereto and maintained by MGRE at the Cash Concentration Account Bank, which deposit account shall be under the sole dominion and control of the Agent.

           "Cash Concentration Account Bank" shall mean Signet
Bank or such other bank as MGRE may select with the written approval of the Agent.

           "Cash Concentration Account Blockage Date" shall mean the date on which the Agent, after the occurrence and during the continuance of an Event of Default, instructs the Cash
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Concentration Account Bank, pursuant to the Restricted Account
Agreement, to remit all amounts deposited in the Cash Concentration Account to the Agent or as the Agent shall direct.

           "Chapter 11 Cases" shall mean the Borrowers' and the Guarantor's jointly administered reorganization cases under chapter 11 of the Bankruptcy Code, pending in the Bankruptcy
Court.

           "CIT" shall have the meaning given that term in the introductory paragraph to this Agreement.

           "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

           "Collateral" shall have the meaning given to such term in Section 5.01 hereof.

           "Collection Accounts" shall mean the accounts maintained by MGRE and listed as the Collection Account on
Schedule 1.01(c) hereto.

           "Collection Account Agreements" shall have the meaning given that term in Section 5.02 hereto.

           "Consolidated Subsidiary" of a Person at any time shall mean those Subsidiaries or other Affiliates of such Person whose accounts are or should in accordance with GAAP be consolidated with those of such Person.

           "Contaminant" means any waste, pollutant, hazardous substance, toxic substance or hazardous waste, including any such substance regulated under any Environmental Law.

           "Credit Extension" shall mean (a) the making of any Loan by a Lender or the Agent on behalf of the Lenders or (b) the issuance, or extension of the expiration date of, any Letter of Credit which CIT or any Lender assists the Borrowers in opening or establishing.

           "Cumulative FIFO EBITDA" shall mean (i) for each fiscal month of MGRE up to and including the fiscal month ended January 28, 1995, the aggregate FIFO EBITDA for the period beginning January 30, 1994 and ending at the end of such fiscal month and (ii) for each fiscal month of MGRE after the fiscal month ended January 28, 1995, the aggregate FIFO EBITDA for the twelve month period ended at the end of such fiscal month.

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           "Current Commitment" shall have the meaning assigned
to that term in Section 2.01 hereof.

           "Depository Accounts" shall mean the lock-box, blocked depository or deposit accounts maintained by the Borrowers and the Guarantor for the collection of the cash of the Borrowers and the Guarantor and the proceeds from the sale of the Inventory of the Borrowers.

           "Designated Borrowing Officer" shall mean Frank
Peters or Isaac Kaufman, or such other officer as shall be designated in writing by the Borrowers to the Agent.

           "Designated Financial Officer" of a Person shall mean the individual designated from time to time by the Board of Directors or governing body performing like functions of such Person to be the chief financial officer or Treasurer of such Person (and individuals designated from time to time by the Board of Directors or governing body performing like functions of such Person to act in lieu of the chief financial officer or the Treasurer).

           "Disbursement Account" shall mean the deposit account in the name of MGRE maintained at a bank in the United States designated by the Borrowers to CIT into which there shall be deposited proceeds of Loans and funds disbursed to the Borrowers by CIT.

           "Dollar," "Dollars" and the symbol "$" shall mean lawful money of the United States of America.

           "Eligible Inventory" shall mean finished goods
Inventory of either of the Borrowers, which at the time of determination meets all the following qualifications:

           (i) it is lawfully owned by such Borrower and not subject to any Lien, security interest or prior assignment, it is not held on consignment and may be lawfully sold;

           (ii) it is (a) located in such Borrower's
                distribution center, warehouses or retail
                locations listed on Schedule 1.01(A) hereto;
                provided, however, that prior to the entry of
                the Final Bankruptcy Court Order, such Inventory must be located in (x) one of the jurisdictions listed on Schedule 1.01(B) hereto or (y) any other jurisdiction for which the Agent has received UCC searches or other evidence reasonably satisfactory to the Agent establishing the absence of any Liens on the
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                Inventory of such Borrower in such jurisdiction,
                or (b) located in other locations in the United States as the Agent shall have approved in writing from time to time, which approval shall be given upon such Borrower providing the Agent with evidence, reasonably satisfactory to the Agent, of the absence of any Liens on any assets of such Borrower located in such locations;

           (iii) it is determined in the reasonable judgment of the Agent to be, when taken as a whole, substantially similar in quality and mix to the Inventory maintained by such Borrower in recent historical operations prior to the Filing Date; and

           (iv) it is Inventory that has been valued after deducting reserves for (a) markdowns, (b) shrinkage, (c) lay-a-ways, (d) displays and open stock to the extent such stock is the type of stock that is customarily sold in the package,
                (e) rejected, damaged, aged or otherwise unsalable, and (f) other reserves required by the Agent in the exercise of its reasonable business judgement.

           "Entry Date" shall mean the date the Interim
Bankruptcy Court Order is entered.

           "Environmental Law" means all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect relating to the regulation and protection of human health, safety, the environment and natural resources. Environmental Laws include but are not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) ("CERCLA"); the Hazardous Material Transportation Act, as amended (49 U.S.C. Section 180 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901 et seq.) ("RCRA"); the Toxic Substance Control Act, as amended (42 U.S.C. Section 7401 et seq.); the Clean Air Act, as amended (42 U.S.C. Section 740 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251 et seq.); and their state and local counterparts or equivalents.

           "Environmental Liabilities and Costs" means, as to any Person, all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, expert and consulting and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a
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result of any claim or demand by any other Person, and which relate to any environmental condition or a Release.

           "Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

           "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

           "ERISA Affiliate" shall mean any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as either Borrower or the Guarantor, (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with either Borrower or the Guarantor, or (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as either Borrower, the Guarantor, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

           "Eurodollar Loan" shall mean a Loan bearing interest at the Eurodollar Rate.

           "Eurodollar Rate" shall mean, with respect to a Eurodollar Loan for the relevant Interest Period, the rate determined by the Agent to be the rate at which deposits in Dollars are offered by Chemical Bank to first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of the relevant Eurodollar Loan and having a maturity equal to such Interest Period.

           "Event of Default" shall mean any of the Events of Default described in Section 10.01 hereof.

           "Fee Letter" shall mean the letter agreement, dated January 11, 1994, among the Borrowers, the Guarantor and CIT obligating the Borrowers and the Guarantor to pay certain fees in connection with this Agreement, as such letter agreement may be modified, supplemented or amended from time to time.

           "FIFO EBITDA" shall mean, for any period, the consolidated net income (or net loss) of MGRE and its Consolidated Subsidiaries for such period as determined in accordance with GAAP, plus (a) the sum of, without duplication the following for MGRE and its Consolidated Subsidiaries, (i) depreciation expense, (ii) amortization expense, (iii) the
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excess, if any, of gross interest expense for such period over gross interest income for such period, in each case determined in accordance with GAAP, (iv) total income tax expense, (v) extraordinary or unusual non-cash losses including extraordinary or unusual non-cash losses related to store closings (provided, that (A) such extraordinary or unusual losses do not at any time result in a cash outlay by MGRE or any of its Consolidated Subsidiaries and (B) such extraordinary or unusual losses do not result from the write-down of the Inventory of either Borrower), which include the cumulative effect on earnings from the adoption of GAAP pronouncements, and (vi) chapter 11 expenses (or administrative costs reflecting chapter 11 expenses) as shown on the consolidated statement of income of MGRE and its Consolidated Subsidiaries for such period not exceeding the aggregate amount of $16 million for any consecutive twelve month period, less (b) extraordinary non-cash gains.

           "Filing Date" shall mean January 11, 1994.

           "Final Bankruptcy Court Order" shall mean the order of the Bankruptcy Court approving the Loans made and to be made to the Borrowers in accordance with this Agreement in form and substance satisfactory to the Agent, substantially in the form of the Interim Bankruptcy Court Order, as the same may be amended, modified or supplemented from time to time with the express written joinder or consent of the Agent, the Borrowers and the Guarantor.

           "GAAP" shall mean generally accepted accounting principles as such principles shall be in effect in the United
States at the Relevant Date.

           "Governmental Authority" shall mean any nation or government, any federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

           "Guarantee" of or by any Person shall mean any obligation of such Person guaranteeing any Indebtedness of any other Person (the "primary obligor"), directly or indirectly through an agreement (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities, or services for the purpose of assuring the owner of such Indebtedness against loss, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to
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enable the primary obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

           "Guarantor" shall have the meaning given that term in the introductory paragraph to this Agreement.

           "Indebtedness" shall mean as to any Person (i) indebtedness for borrowed money; (ii) indebtedness for the deferred purchase price of property or services (other than property including Inventory and services purchased in the ordinary course of business); (iii) indebtedness evidenced by bonds, debentures, notes or other similar instruments (other than performance, surety and appeal or other similar bonds arising in the ordinary course of business); (iv) obligations and liabilities secured by a Lien, claim or encumbrance, upon property owned by such Person, whether or not owing by such Person and even though such Person has not assumed or become liable for the payment thereof; (v) obligations and liabilities directly or indirectly Guaranteed by such Person; and (vi) obligations or liabilities created or arising under any conditional sales contract or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder are limited to repossession of such property.

           "Indemnified Parties" shall have the meaning given that term in Section 11.06 hereof.

           "Interest Period" shall mean, with respect to any Eurodollar Loan, the period commencing on the Borrowing Date or the date of any continuation or conversion for such Eurodollar Loan, as the case may be, and ending one, three or six months thereafter as a Borrower may elect in the applicable notice given to the Agent pursuant to Section 2.03 and/or Section 2.15; provided that (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the applicable calendar month; and
(iii) no Interest Period for any Loan shall end after the Termination Date. Interest shall accrue from and include the first date of an Interest Period but exclude the last day of such Interest Period.

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           "Interim Bankruptcy Court Order" shall mean the order
of the Bankruptcy Court with respect to the Borrowers and the Guarantor in the form of Exhibit B hereto, as the same may be amended, modified or supplemented from time to time with the express written joinder or consent of the Agent, the Borrowers and the Guarantor.

           "Inventory" shall mean, with respect to either Borrower, all goods held for sale or eventual sale by such Borrower in the normal course of business, provided that Inventory shall not include inventory held by such Borrower on consignment.

           "Law" shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental
Authority.

           "L/C Inventory" shall mean the undrawn stated amount of documentary Letters of Credit for the importation of finished goods Inventory.

           "Lenders" shall have the meaning given that term in the introductory paragraph to this Agreement.

           "Letter of Credit" shall have the meaning given to that term in Section 3.01.

           "Letter of Credit Application" shall have the meaning given to that term in Section 3.01 hereof.

           "Letter of Credit Cash Collateral Account" shall mean the deposit account maintained at Chemical Bank in New York, New
York or such other bank as CIT may select which deposit account shall be under the sole dominion and control of CIT.

           "Letter of Credit Exposure" at any time shall mean the sum at such time of (a) the aggregate amount of all Unreimbursed Draws under Letters of Credit (whether or not such Letters of Credit are then outstanding) and (b) the aggregate Undrawn Letter of Credit Availability under all outstanding Letters of Credit.

           "Letter of Credit Fee" shall have the meaning given to that term in Section 2.08(f) hereof.

           "Letter of Credit Guaranty" shall mean the guaranty delivered by CIT to the Letter of Credit Issuer, guaranteeing either Borrower's reimbursement obligations under a reimbursement agreement, Letter of Credit Application or other like document.

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           "Letter of Credit Issuer" shall mean the issuer of a
Letter of Credit, which issuer shall be mutually acceptable to the Agent and MGRE.

           "Lien" shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

           "Loan" or "Loans" shall mean any and all loan or loans (including Unreimbursed Draws) made by the Lenders or by the Agent on behalf of the Lenders to the Borrower under this Agreement.

           "Loan Documents" shall have the meaning given to that term in the definition of "Related Documents" set forth in this
Section 1.01.

           "Majority Lenders" shall mean, at any time, the Agent and Lenders whose Pro Rata Shares aggregate at least sixty-six and two-thirds percent (66-2/3%).

           "Material Adverse Effect" shall mean a material adverse effect upon (i) the business, operations, condition (financial or otherwise) or prospects of MGRE and its Subsidiaries, taken as a whole, (ii) the ability of the Borrowers and the Guarantor, to perform their obligations hereunder, under the Fee Letter or under any other Related Document, (iii) the legality, validity or enforceability of this Agreement or any Related Document, or (iv) the aggregate value of the property included in the calculation of the Borrowing Base.

           "MGRD" shall have the meaning given that term in the introductory paragraph to this Agreement.

           "MGRE" shall have the meaning given that term in the introductory paragraph to this Agreement.

           "Monthly Compliance Certificate" shall have the meaning given that term in Section 8.01(c) hereof.

           "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA which is, or within the immediately preceding six (6) years was, contributed to by either Borrower, the Guarantor or any ERISA Affiliate.

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           "Notes" shall mean the promissory notes of the
Borrowers executed and delivered to the Lenders under this Agreement and substantially in the form of Exhibit A hereto, as modified or restated from time to time and any promissory note or notes issued in exchange or replacement thereof, including all extensions, renewals, refinancings or refundings thereof in whole or part.

           "Obligations" shall mean all post-Filing Date indebtedness, obligations and liabilities of either Borrower or the Guarantor to any Lender or the Agent incurred under or related to this Agreement, the Notes, the Fee Letter or any other Related Document, whether such indebtedness, obligations or liabilities are direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising, which are described in either of the following clauses
(i) or (ii):

                (i) All indebtedness, obligations (including Reimbursement Obligations) and liabilities of any nature whatsoever, including amounts due under
           Section 11.06 hereof and similar agreements contained in the other Related Documents, from time to time arising under or in connection with or evidenced or secured by this Agreement, the Notes, the Letters of Credit or any other Related Document, including but not limited to the principal amount of Loans outstanding, together with interest thereon, the amount of the Letter of Credit Exposure, together with interest thereon and all expenses, fees and indemnities hereunder or under any other Related Document. Without limitation, such amounts include all Loans and interest thereon and the amount of all Letter of Credit Exposure whether or not such Loans were made or any Letters of Credit to which such Letter of Credit Exposure relates were issued in compliance with the terms and conditions hereof or in excess of any Lender's obligation to lend and arrange for the issuance of Letters of Credit hereunder or any Lender's obligation to participate therein. If and to the extent any amounts in any account (including the Agent Account, the Letter of Credit Cash Collateral Account, the Depository Accounts, the Collection Account, the Cash Concentration Account or otherwise) constituting collateral are applied to Obligations hereunder, and any Lender or the Agent is subsequently obligated to return or repay any such amounts to any Person for any reason, the amount so returned or repaid shall be deemed a Loan hereunder and shall constitute an Obligation.

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                (ii) All indebtedness, obligations and
           liabilities from time to time arising under or in connection with any account from time to time maintained by either Borrower or the Guarantor with any Lender or the Agent, including but not limited to all Reimbursement Obligations, service charges and interest in connection with any overdrafts or returned items from time to time arising in connection with any such account, or arising under or in connection with any investment services, cash management services or other services from time to time performed by any Lender or the Agent pursuant to or in connection with this Agreement or any other Related Document.

           "Office" when used in connection with the Agent shall mean its office located at 1211 Avenue of the Americas, New York, New York 10036 or at such other office or offices of the Agent as may be designated in writing from time to time by the Agent to MGRE and when used in connection with the Bank or the Letter of Credit Issuer shall mean the office of such entity designated in writing from time to time by the Agent to MGRE.
In the event Chemical Bank shall be the Bank or the Letter of Credit Issuer, the Office for such entity shall until further written notice from the Agent to MGRE be its office located at 55 Water Street, New York, New York 10004.

           "PBGC" shall mean the Pension Benefit Guaranty
Corporation or any successor thereto.

           "Permitted Liens" shall have the meaning given that term in Section 9.03 hereof.

           "Person" shall mean an individual, corporation, partnership, trust, unincorporated association, joint venture, joint-stock company, government (including political subdivisions), Governmental Authority or agency, or any other entity.

           "Plan" shall mean an employee benefit plan defined in
Section 3(3) of ERISA in respect of which the Borrower, the Guarantors or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

           "Potential Default" shall mean any event or condition which has occurred or exists which with notice or passage of time, or any combination of the foregoing, would constitute an Event of Default.

           "Prime Loan" shall mean a Loan bearing interest at the Regular Rate.

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           "Prime Rate" shall mean the interest rate per annum
publicly announced from time to time by Chemical Bank in New York, New York as its Prime Rate, such interest rate to change automatically from time to time effective as of the announced effective date of each change in the Prime Rate. The Prime Rate is not intended to be the lowest rate of interest charged by Chemical Bank to its borrowers.

           "Priority Professional Expenses" shall mean those expenses entitled to a priority as set forth in clause (ii) of the clause "first" of the definition of the term "Agreed
Administrative Expense Priorities".

           "Pro Rata Share" shall mean, with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Lender's Revolving Credit Commitment and the denominator of which shall be the aggregate amount of all of the Lenders' Revolving Credit Commitments, as adjusted from time to time in accordance with the provisions of
Section 11.13 hereof, provided that, if the Revolving Credit Commitments have been terminated, the numerator shall be the unpaid amount of such Lender's Loans and Letter of Credit Exposure and the denominator shall be the aggregate amount of all of the Lenders' unpaid Loans and Letter of Credit Exposure.

           "Register" shall have the meaning given that term in
Section 11.13(c) hereof.

           "Regular Rate" shall mean, for any day, the Prime
Rate for such day plus 1%.

           "Reimbursement Obligation" shall mean the joint and several obligation of the Borrowers to reimburse CIT or the Lenders for amounts payable by CIT or the Lenders under a Letter of Credit Guaranty in respect of any drawings made under any Letter of Credit issued by the Letter of Credit Issuer, together with interest thereon.

           "Related Documents" or "Loan Documents" means this Agreement, the Notes, the Letters of Credit, each Letter of Credit Application, each Letter of Credit Guaranty, the Interim Bankruptcy Order, if any, the Final Bankruptcy Court Order, the Fee Letter, the other documents, instruments and agreements referred to in Section 7.01 hereof, and all other instruments, agreements and documents from time to time delivered in connection with or otherwise relating to any Related Document.

           "Release" means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration by such Person of a Contaminant into the indoor or outdoor environment or into or
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out of any property owned by such Person or any of its
Subsidiaries, including the movement of Contaminants through or in the air, soil, surface water, groundwater or property.

           "Relevant Date" shall mean the time a relevant computation or determination is to be made or the date of relevant financial statements.

           "Remedial Action" means all actions required by a Governmental Authority to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent a Release or condition that is reasonably likely to result in a Release or minimize further release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care, unless such action shall have been stayed or enjoined by a court of competent jurisdiction.

           "Reportable Event" shall mean any of the events described in Sections 4043(b) of ERISA (other than events for which the notice requirements have been waived).

           "Reserve Requirement" means, with respect to any Interest Period, the reserve percentage (expressed as a decimal) equal to the aggregate reserve requirement (including, without limitation, any marginal, basic, emergency, supplemental or other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the Board of Governors of the Federal Reserve System under Regulation D as being then applicable to assets or liabilities of any member bank of the Federal Reserve Systems (whether or not applicable to a Lender) consisting of and including "Eurocurrency liabilities" (as such term is from time to time defined in Regulation D) with maturities comparable to such Interest Period, but without the benefit or credit for proration, exemptions or offsets that might otherwise be available from time to time under Regulation D.

           "Restricted Account Agreement" shall have the meaning given to that term in Section 5.02.

           "Revolving Credit Commitment" shall mean, with respect to each Lender, the amount set forth on Schedule 1.02 to this Agreement or assigned to such Lender in accordance with
Section 11.13, as such amount may be reduced from time to time pursuant to the terms of this Agreement, and "Revolving Credit Commitments" shall, collectively, mean the aggregate amount of the Revolving Credit Commitments of all the Lenders, the maximum
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amount of which shall not exceed $50 million during the period when the Interim Bankruptcy Court Order is in effect and $125 million during the period when the Final Bankruptcy Court Order is in effect.

           "Settlement Period" shall have the meaning set forth in Section 2.03(e)(ii) hereof.

           "Stated Amount" of a Letter of Credit shall mean the face amount thereof, drawn or undrawn, regardless of the existence or satisfaction of any conditions or limitations on drawing.

           "Subsidiary" shall mean, with respect to any Person, any corporation, limited or general partnership, trust, association or other business entity of which an aggregate of 50% or more of the outstanding stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned or controlled by such Person and/or one or more Subsidiaries of such Person.

           "Tax Refund" shall mean the Federal income tax refund claimed by MGRE from the Internal Revenue Service in the consolidated Federal income tax return to be filed by MGRE for its taxable year ended January 29, 1994.

           "Termination Date" shall have the meaning given that term in Section 2.01(a) hereof.

           "Termination Event" shall mean (i) a Reportable Event with respect to any Benefit Plan, other than the commencement of the Chapter 11 Cases; (ii) the withdrawal of either Borrower, the Guarantor or any ERISA Affiliate from a Benefit Plan during a plan year in which either Borrower, the Guarantor or any ERISA Affiliate was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (iii) the imposition of an obligation on either Borrower, the Guarantor or any ERISA Affiliate under
Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan; or (v) the partial or complete withdrawal of either Borrower, the Guarantor or any ERISA Affiliate from a Multiemployer Plan.

           "Undrawn Letter of Credit Availability" with respect to a Letter of Credit at any time shall mean the maximum amount
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available to be drawn under such Letter of Credit at such time, regardless of the existence or satisfaction of any conditions or limitations on drawing.

           "Unreimbursed Draws" with respect to a Letter of Credit at any time shall mean the aggregate amount at such time of all payments made by a Letter of Credit Issuer or payments made by CIT or the Lenders under a Letter of Credit Guaranty in respect of such payments under such Letter of Credit, to the extent not repaid by the Borrowers.

           "Unused Line Fee" shall have the meaning given to that term in Section 2.08(c).

           "WARN" shall mean the Worker Adjustment and Retraining Notification Act, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time.

           1.0 Construction. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole and "or" has the inclusive meaning represented by the phrase "and/or." References in this Agreement to "determination" by the Agent include good faith estimates by the Agent (in the case of quantitative determinations) and good faith beliefs by the Agent (in the case of qualitative determinations). The words "hereof," "herein," "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.
The section and other headings contained in this Agreement and the Table of Contents preceding this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection and exhibit references are to this Agreement unless otherwise specified.

           1.03. Accounting Principles. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.

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                             ARTICLE
                         THE CREDITS

           2.0  Revolving Credit Loans.

                     The Revolving Credit Commitment. Subject to the terms and conditions and relying upon the representations and warranties herein set forth and subject to the Interim Bankruptcy Court Order and the Final Bankruptcy Court Order, each Lender severally agrees to make loans to the Borrowers (the "Loans") at any time and from time to time on or after the date hereof and to, but not including, the Termination Date (as defined below), in an aggregate principal amount not exceeding at any one time its Pro Rata Share of the Current Commitment at such time. The Current Commitment at any time shall be equal to the lesser of (A) $50 million during the period when the Interim Bankruptcy Court Order is in effect, and $125 million during the period when the Final Bankruptcy Court Order is in effect, as such amount may have been reduced under Section 2.04(a) hereof at such time, and (B) the Borrowing Base. No Lender shall have an obligation to make Loans hereunder or arrange for the issuance of Letters of Credit on or after the Termination Date or which, when added to the aggregate amount of all outstanding and contemporaneous Loans and the Letter of Credit Exposure at such time, would cause the amount of all Loans and the Letter of Credit Exposure at any time to exceed the Current Commitment at such time. The Termination Date means the date on which the Revolving Credit Commitment of each Lender expires, which shall be the earliest of (i) January 18, 1994, if the Interim Bankruptcy Court Order has not been entered on or prior to such date, (ii) the date which is twenty-seven (27) months after the Entry Date, (iii) 30 days from the Entry Date if the Final Bankruptcy Court Order shall not have been entered during such 30 day period, and (iv) the date of the substantial consummation (as defined in Section 1101(2) of the Bankruptcy Code) of a plan of reorganization in the Chapter 11 Cases that has been confirmed by an order of the Bankruptcy Court.

                     Revolving Credit.  Within the limits of
time and amount set forth in this Section 2.01, and subject to the provisions of this Agreement, the Borrowers may borrow, repay and reborrow hereunder.

           2.0 Notes. The joint and several obligation of the Borrowers to repay the unpaid principal amount of the Loans made to them by each Lender and to pay interest thereon shall be evidenced in part by a Note dated the date of this Agreement in the principal amount of such Lender's Revolving Credit Commitment with the blanks appropriately filled in. An executed Note for each Lender, payable jointly and severally by the Borrowers, shall be delivered by the Borrowers to the Agent on the date of the execution and delivery of this Agreement.

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           2.0  Notice of Borrowing; Making of Loans.

                     Whenever the Borrowers desire to borrow, they shall provide notice to the Agent of such proposed borrowing, each such notice to be given (i) not later than 12:00 noon (New York City time) on the date of such proposed borrowing, in the case of a borrowing consisting of Prime Loans, or (ii) not later than 12:00 noon (New York City time) on the third Business Day before the date of such borrowing, in the case of a borrowing consisting of Eurodollar Loans, setting forth: (a) the date, which shall be a Business Day, on which such borrowing is to occur, (b) whether such Loan is requested to be a Prime Loan or a Eurodollar Loan and, if a Eurodollar Loan, the Interest Period requested with respect thereto, (c) the principal amount of the Loan being borrowed, and (d) the account information where such Loan is to be received. Such notice shall be given by telephone or in writing by a Designated Borrowing Officer, provided, that, if requested by the Agent, any such telephonic notice shall be confirmed in writing by delivery to the Agent on the date on which such Loan is to be made a notice containing the original or facsimile signature of a Designated Borrowing Officer. On the date specified in such notice, each Lender shall, subject to the terms and conditions of this Agreement, make its Pro Rata Share of such Loan in immediately available funds by wire transfer to the Agent at its Office not later than 2:00 p.m. (New York City time). Unless the Agent determines that any applicable conditions in Section
7.02 have not been satisfied, the Agent shall make the funds so received from the Lenders available to the Borrowers not later than 2:30 p.m (New York City time), on the date specified in such notice in immediately available funds by (i) depositing such proceeds in the Disbursement Account if the Disbursement Account is located at the Bank and (ii) initiating a wire transfer if the Disbursement Account is not located at the Bank.

                     The Agent and each Lender shall be entitled to rely conclusively on each Designated Borrowing Officer's authority to request a Loan on behalf of the Borrowers until the Agent receives written notice to the contrary. The Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written notice of borrowing and, with respect to an oral request for a Loan, the Agent and the Lenders shall have no duty to verify the identity of any Person representing himself as a Designated Borrowing Officer.

                     The Agent and the Lenders shall not incur any liability to the Borrowers in acting upon any telephonic notice referred to above which the Agent and the Lenders believe in good faith to have been given by a Designated Borrowing Officer or for otherwise acting in good faith under this Section
2.03 and, upon the funding of a Loan by the Lenders (or by the
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Agent on behalf of the Lenders) in accordance with this
Agreement pursuant to any such telephonic notice, the Borrowers shall have effected a Loan hereunder.

                     Each notice of borrowing pursuant to this
Section 2.03 shall be irrevocable and the Borrowers shall be bound to make a borrowing in accordance therewith. Each Prime Loan shall be in a minimum amount of $1,000,000 and in multiples of $100,000 if in excess thereof, and each Eurodollar Loan shall be in a minimum amount of $2,000,000 and in multiples of $500,000 if in excess thereof.

                     (i)  Except as otherwise provided in this
subsection 2.03(e), all Loans under this Agreement shall jointly and severally be made by the Lenders simultaneously and proportionately to their Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make a Loan requested hereunder nor shall the Revolving Credit Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender's obligation to make a Loan requested hereunder.

                     (ii) Notwithstanding any other provision of this Agreement, and in order to reduce the number of fund transfers among the Borrowers, the Lenders and the Agent, the Borrowers, the Lenders and the Agent agree that the Agent may (but shall not be obligated to), and the Borrowers and the Lenders hereby irrevocably authorize the Agent to, fund, on behalf of the Lenders, Loans pursuant to subsection 2.01(a), subject to the procedures for settlement set forth in subsection 2.03(f); provided, however, that (a) the Agent shall in no event fund such Loans if the Agent shall have received written notice from the Majority Lenders on the Business Day prior to the day of the proposed Loan that one or more of the conditions precedent contained in Section 7.02 will not be satisfied on the day of the proposed Loan, and (b) the Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent in Section 7.02 have been satisfied.

                     (iii)     Unless (A) the Agent has notified
the Lenders that the Agent, on behalf of the Lenders, will fund a particular Loan pursuant to subsection 2.03(e)(ii), or (B) the Agent shall have been notified by any Lender on the Business Day prior to the day of a proposed Loan that such Lender does not intend to make available to the Agent such Lender's Pro Rata Share of the Loan requested on such day, the Agent may assume that such Lender has made such amount available to the Agent on such day and the Agent, in its sole discretion, may, but shall not be obligated to, cause a corresponding amount to be made available to the Borrowers on such day. If the Agent makes such
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corresponding amount available to the Borrowers and such
corresponding amount is not in fact made available to the Agent by such Lender, the Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Agent, at the customary rate set by the Agent for the correction of errors among banks for three Business Days and thereafter at the Regular Rate. During the period in which such Lender has not paid such corresponding amount to the Agent, notwithstanding anything to the contrary contained in this Agreement or any other Related Document, the amount so advanced by the Agent to the Borrowers shall, for all purposes hereof, be a Loan made by the Agent for its own account. Upon any such failure by a Lender to pay the Agent, the Agent shall promptly thereafter notify the Borrowers of such failure and the Borrowers shall immediately pay such corresponding amount to the Agent for its own account.

                     (iv)  Nothing in this subsection 2.03(e)
shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

                          With respect to all periods for which
the Agent has funded Loans pursuant to Subsection 2.03(e), within 15 days after the last day of each calendar month, or such shorter period as it may from time to time select (any such month or shorter period being herein called a "Settlement Period"), the Agent shall notify each Lender of the average daily unpaid principal amount of the Loans outstanding during such Settlement Period. In the event that such amount is greater than the average daily unpaid principal amount of the Loans outstanding during the Settlement Period immediately preceding such Settlement Period (or, if there has been no preceding Settlement Period, the amount of the Loans made on the date of such Lender's initial funding), each Lender shall promptly make available to the Agent its Pro Rata Share of the difference in immediately available funds. In the event that such amount is less than such average daily unpaid principal amount, the Agent shall promptly pay over to each other Lender its Pro Rata Share of the difference in immediately available funds. In addition, if the Agent shall so request at any time when an Event of Default shall have occurred and be continuing, or any other event shall have occurred as a result of which the Agent shall determine that it is desirable to present claims against the Borrowers for repayment, each Lender shall promptly remit to the Agent or, as the case may be, the Agent shall promptly remit to each Lender, sufficient funds to adjust the
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interests of the Lenders in the then outstanding Loans to such an extent that, after giving effect to such adjustment, each Lender's interest in the then outstanding Loans will be equal to its Pro Rata Share thereof. The obligations of each Lender under this subsection 2.03(f) shall be absolute and unconditional.

                     (ii) In the event that any Lender fails to make any payment required to be made by it pursuant to subsection 2.03(f)(i), the Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Agent, at the customary rate set by the Agent for the correction of errors among banks for three Business Days and thereafter at the Regular Rate. During the period in which such Lender has not paid such corresponding amount to the Agent, notwithstanding anything to the contrary contained in this Agreement or any other Related Document, the amount so advanced by the Agent to the Borrowers shall, for all purposes hereof, be a Loan made by the Agent for its own account. Upon any such failure by a Lender to pay the Agent, the Agent shall promptly thereafter notify the Borrowers of such failure and the Borrowers shall immediately pay such corresponding amount to the Agent for its own account. Nothing in this subsection 2.03(f)(ii) shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

           2.0  Reduction of Commitment; Mandatory Prepayment;
Optional Prepayment.

                     Reduction of the Commitment. The Borrowers may at any time or from time to time and without penalty or premium reduce the Revolving Credit Commitments of the Lenders to an amount (which may be zero) not less than the sum of the unpaid principal amount of all Loans then outstanding plus the principal amount of all Loans not yet made as to which notice has been given by the Borrowers under Section 2.03 hereof plus the Letter of Credit Exposure plus the Stated Amount of all Letters of Credit not yet issued as to which a request has been made unless the request is withdrawn and the Letter of Credit is not issued by the Letter of Credit Issuer under Section 3.01 hereof. Any reduction shall be in an amount which is an integral multiple of $5 million. Reduction of the Revolving Credit Commitments of the Lenders shall be made by providing not less than two Business Days' written notice (which notice shall be irrevocable) to such effect to the Agent (which notice the Agent shall promptly transmit to each Lender). Reductions of the Revolving Credit Commitments of the Lenders are irrevocable
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and may not be reinstated.  Each such reduction shall reduce the
Revolving Credit Commitment of each Lender proportionately in accordance with its Pro Rata Share.

                     Mandatory Prepayment.    Exceeding Current
Commitment. If at any time the Current Commitment is less than the aggregate unpaid principal amount of the Loans then outstanding plus the Letter of Credit Exposure at such time, the Borrowers shall prepay an amount of the Loans not less than the amount of such difference or, if the Loans then outstanding are less than the amount of such difference, provide cash collateral to the Agent in an amount equal to 105% of such excess, which cash collateral shall be deposited and held in the Letter of Credit Cash Collateral Account until such time as such excess no longer exists. Any such prepayment will not otherwise reduce the Revolving Credit Commitments of the Lenders. Concurrently with any notice of reduction of the Revolving Credit Commitments of the Lenders, the Borrowers shall give notice to the Agent of any mandatory prepayment which notice shall specify a prepayment date no later than the effective date of such reduction of the Revolving Credit Commitments of the Lenders.

                          Failure to Obtain Final Bankruptcy
Court Order. Without limiting any other provision of this Agreement or any other Related Document permitting or requiring prepayment of the Loans in whole or part, the Borrowers shall prepay the Loans in whole without premium or penalty on the thirtieth (30th) day following the Entry Date in the event the Final Bankruptcy Court Order shall not have been entered on or before such date and shall provide cash collateral to the Agent in an amount equal to 105% of the stated amount of all outstanding Letters of Credit, which cash collateral shall be deposited and held in the Letter of Credit Cash Collateral Account until all Obligations have been paid in full in cash.

                          Other Mandatory Prepayments.  The
Agent may on the Cash Concentration Account Blockage Date and on each Business Day thereafter, apply all funds deposited in the Cash Concentration Account to the payment, in whole or in part, of the Obligations outstanding.

                     Optional Prepayment. The Borrowers may at any time or from time to time prepay, in whole or in part, any or all Loans then outstanding. Any such prepayment (i) shall be in an aggregate principal amount equal to $1,000,000 or an integral multiple of $100,000 in excess of $1,000,000, provided, that any such partial prepayment of a Eurodollar Loan shall not reduce the aggregate principal amount of such Eurodollar Loan to less than $2,000,000, and (ii) shall not reduce the Revolving Credit Commitments.

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                     Prepayment Penalty.  All prepayments of
Loans under this Section 2.04 shall be without premium or penalty, except that any prepayment of Eurodollar Loans shall be subject to the provisions of Section 2.12 hereof.

           2.0  Interest Rate.

                     Each Prime Loan shall bear interest for
each day until paid at a rate per annum for each day equal to the Regular Rate for such day.

                     Each Eurodollar Loan shall bear interest at a rate per annum equal to the Eurodollar Rate for the Interest Period in effect for such Eurodollar Loan plus 2 1/2%, together with any additional interest owing pursuant to Section 2.14 hereof.

           2.0 Interest Payment Dates. The Borrowers shall pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount shall be paid in full, which interest shall be payable (i) if such Loan is a Prime Loan, monthly in arrears on the first Business Day of each month, commencing February 1, 1994, and (ii) if such Loan is a Eurodollar Loan, (A) on the last day of the Interest Period of such Eurodollar Loan and (B) for any Interest Period longer than three months, on the day that occurs during such Interest Period every three (3) months from the first day of such Interest Period. After maturity of any principal amount of any Loan (by acceleration, at scheduled maturity or otherwise), interest on such amount shall be due and payable on demand.

           2.0 Amortization. To the extent not due and payable earlier pursuant to the terms of this Agreement, the entire unpaid principal amount of each of the Loans shall be due and payable on the Termination Date.

           2.0  Payments.

                     Time, Place and Manner.  Except as
otherwise provided in Section 2.04(b) hereof, all payments and prepayments to be made in respect of principal, interest, commitment fee, facility fee or other amounts due from the Borrowers hereunder, under the Fee Letter, the Notes or any other Related Document shall be payable at or before 12:00 Noon, New York City time, on the day when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived. Such payments shall be made to the Agent for the account of the Agent, CIT or the Lenders, as the case may be, at the Agent Account in Dollars in funds immediately available at the Agent's Office without setoff, counterclaim or other deduction of any nature. The Agent shall maintain a
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common loan account (the "Borrowers' Account") on its books in the joint names of MGRE and MGRD in which the Borrowers will be charged with Loans made by the Agent or the Lenders to the Borrowers hereunder and with any other Obligations. The Borrowers and the Lenders hereby authorize the Agent to, and the Agent may, from time to time charge the Borrowers' Account with any interest, fees or expenses that are due and payable under this Agreement. The Borrowers and the Lenders confirm that any charges which the Agent may so make to the Borrowers' Account as herein provided will be made as an accommodation to the Borrowers and solely at the Agent's discretion and shall constitute a Loan to the Borrowers funded by the Agent on behalf of the Lenders and subject to subsections 2.03(e) and 2.03(f) of this Agreement. It is expressly understood and agreed that the Agent and the Lenders shall have no responsibility to inquire into the correctness of the apportionment, allocation or disposition of any Loans made to the Borrowers or of any reimbursement obligations fees, costs or expenses for which the Borrowers are jointly and severally obligated under this Agreement. Each of the Lenders and the Borrowers agrees that the Agent shall have the right to make such charges regardless of whether any Event of Default or Potential Default shall have occurred and be continuing or whether any of the conditions precedent in Section 7.02 have been satisfied. The Borrowers' Account will be credited upon receipt of "good funds" in the Agent Account with all amounts actually received by the Agent from the Borrowers or others for the account of the Borrowers. Interest on all Loans and all fees that accrue on a per annum basis shall be computed on the basis of the actual number of days elapsed in the period during which interest or such fee accrues and a year of 360 days. In computing interest on any Loan, the date of the making of such Loan shall be included and the date of payment shall be excluded; provided, however, that if a Loan is repaid on the same day in which it is made, one day's interest shall be paid on such Loan.

                     Periodic Statements.  The Agent shall
provide the Lenders and the Borrowers promptly after the end of each calendar month a summary statement (in the form from time to time used by the Agent) of (A) the opening and closing daily balances in the Borrowers' Account during such month, (B) the amounts and dates of all Loans made during such month, (C) the amounts and dates of all payments on account of the Loans during such month and each Lender's interest in the Loans, (D) the amount of interest accrued on the Loans during such month, (E) any Letters of Credit issued by a Letter of Credit Issuer during such month, specifying the Stated Amount thereof, (F) the amount of charges to the Borrowers' Account or Loans to be made during such month to reimburse CIT, the Lenders or the Letter of Credit Issuer for drawings made under Letters of Credit or payments made by CIT or the Lenders under the Letter of Credit Guaranty,
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and (G) the amount and nature of any charges to the Borrowers'
Account made during such month on account of interest, fees and expenses and other Obligations. All entries on any such statement shall, 30 days after the same is sent, be presumed to be correct and shall constitute prima facie evidence of the information contained in such statement, subject to the Borrower's and each Lender's express right to rebut such presumption by conclusively demonstrating the existence of any error on the part of the Agent.

                     Apportionment of Payments.  Except as
otherwise provided in this subsection, aggregate principal and interest payments shall be apportioned among all outstanding Loans to which such payments relate and payments of the fees required to be paid by the Borrowers under subsections 2.08(e) and (f) shall, as applicable, be apportioned ratably among the Lenders, in each case according to their Pro Rata Shares. All payments shall be remitted to the Agent and all such payments and any other amounts, including, without limitation, proceeds of Collateral received by the Agent from or as to the Borrowers or the Guarantor shall be applied subject to the provisions of this Agreement first, to pay principal of and interest on any Loans funded by the Agent on behalf of the Lenders and any fees, expense reimbursements or indemnities then due to the Agent from the Borrowers; second, to pay any fees, expense reimbursements or indemnities then due to the Lenders or the Letter of Credit Issuer hereunder; third, to pay interest due in respect of Loans and Unreimbursed Draws under Letters of Credit; and fourth, to pay, prepay or provide cash collateral in respect of principal on Loans and Letter of Credit Exposure. The Agent shall promptly distribute to each Lender at its primary address set forth on the appropriate signature page hereof, or at such other address as such Lender may designate in writing, such funds as it may be entitled to receive. The foregoing apportionment of payments is solely for the purpose of determining the obligations of the Borrowers hereunder and, notwithstanding such apportionment, any Lender may on its books and records allocate payments received by it in a manner different from that contemplated hereby. No such different allocation shall alter the rights and joint and several obligations of the Borrowers under this Agreement determined in accordance with the apportionments contemplated by this Section 2.08(c). To the extent that the Borrowers make a payment or payments to the Agent or the Agent receives any payment or other amount, which payment(s) or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause then, to the extent of such payment or proceeds received, the Obligations or part thereof intended to be satisfied shall be revived and continue in full
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force and effect, as if such payment or proceeds had not been received by the Agent.

                     Interest Upon Events of Default. To the extent permitted by law, after there shall have occurred and so long as there is continuing an Event of Default pursuant to
Section 10.1, any principal, interest, commitment fee, facility fee, indemnity or any other amounts due from the Borrowers hereunder, under the Fee Letter or under any Note or any other Related Document (and including interest accrued under this subsection 2.08(d)) shall compound on a daily basis as provided in this subsection 2.08(d) and shall bear interest for each day until paid (before and after judgment), payable on demand, at a rate per annum of 4 1/2% above the Eurodollar Rate for such day in the case of Eurodollar Loans and 3.00% above the Prime Rate for such day in the case of Prime Loans, such interest rate relating to Prime Loans to change automatically from time to time effective as of the announced effective date of each change in the Prime Rate.

                     Unused Line Fee.  From and after the Entry
Date until the Termination Date, the Borrowers shall pay to the Agent, for the account of each Lender in accordance with such Lender's Pro Rata Share, subject to Section 11.18, an unused line fee (the "Unused Line Fee") accruing at the rate of three-eighths of one percent (0.375%) per annum from and after the Entry Date until the Termination Date, on the excess, if any, of the Revolving Credit Commitment over the sum of the Loans and Letter of Credit Exposure outstanding from time to time. All Unused Line Fees accruing after the Entry Date shall be payable monthly in arrears on the first day of each month commencing February 1, 1994.

                     Letter of Credit Fees. From and after the Entry Date until the Termination Date, the Borrowers shall pay to the Agent, for the account of each Lender in accordance with such Lender's Pro Rata Share, subject to Section 11.18, a letter of credit fee (the "Letter of Credit Fee") accruing at the rate of (i) 1.50% per annum on the average daily Undrawn Letter of Credit Availability of standby Letters of Credit and (ii) 1.375% per annum on the average daily Undrawn Letter of Credit Availability of documentary Letters of Credit; provided, that for any documentary Letter of Credit that is cash collateralized in an amount equal to at least 105% of the Stated Amount thereof (such cash collateral to be deposited in the Letter of Credit Cash Collateral Account), the Letter of Credit Fee with respect to such documentary Letter of Credit shall accrue at the rate of 1.25% per annum on the average daily Undrawn Letter of Credit Availability of such documentary Letter of Credit during the period such Letter of Credit is cash collateralized. All Letter of Credit Fees shall be payable monthly in arrears on the first
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day of each month commencing February 1, 1994.  The Borrowers shall also pay the nominal letter of credit fees and charges of the Letter of Credit Issuer for the administration, issuance and processing of any Letters of Credit issued by such Letter of Credit Issuer. Following the Agent's receipt of any Letter of Credit Fees described above, the Agent shall pay to each Lender its Pro Rata share of an amount equal to the difference between
(A) the amount of the Letter of Credit Fees received by the Agent and (B) the letter of credit fees payable to the Letter of Credit Issuer in connection with the issuance of the Letters of Credit.

                     Agent Fee. The Borrowers shall pay to the Agent for its own account an annual Agent Fee of $100,000 payable as follows: (i) $100,000 payable to the Agent on the Entry Date and (ii) $8,333.33 payable to the Agent on the first day of each month commencing on the first day of the thirteenth
(13th) month following the Entry Date, until the Revolving Credit Commitments of all Lenders have been terminated and all Obligations have been paid in full; provided, that the fee payable on the first day of the thirteenth (13th) month following the Entry Date shall be increased by an amount equal to that portion of the $100,000 annual fee allocable to the period from the first anniversary of the Entry Date to the first day of such thirteenth (13th) month.

                     Fees.  All fees required to be paid
pursuant to the Fee Letter, this Agreement and any other Related Document shall be paid to the Agent for its own account as required therein. All fees under this Agreement and the other Related Documents are non-refundable under all circumstances.

           2.0 Use of Proceeds. The Borrowers hereby jointly and severally covenant, represent and warrant that the proceeds of the Loans made to them will be used solely to fund working capital in the ordinary course of the Borrowers' and Guarantor's businesses and for other general corporate purposes (including, without limitation, payments of fees and expenses to professionals under Sections 330 and 331 of the Bankruptcy Code and administrative expenses of the kind specified in Section 503(b) of the Bankruptcy Code incurred in the ordinary course of business of the Borrowers and the Guarantor) of the Borrowers and the Guarantor. Nothing herein shall limit the right of the Agent under Section 11.14 hereof to object to any use or proposed use of proceeds of Loans to the extent inconsistent with this Section or otherwise not permitted by this Agreement.

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           2.  Eurodollar Rate Not Determinable; Inability to
Determine Interest Rate; Illegality or Impropriety.

                     If prior to the first day of any Interest
Period:

                          the Agent shall have determined (which
determination shall be conclusive and binding upon the Borrowers) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or the Agent has received notice from the
Majority Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Eurodollar Loans during such Interest Period, or

                          Dollar deposits in the principal
amounts of the Eurodollar Loans to which such Interest Period is to be applicable are not generally available in the London interbank market,

the Agent shall give notice to the Borrowers and the Lenders by fax or telephone as soon as practicable thereafter. If such notice is given (1) any Eurodollar Loans requested to be made on the first day of such Interest period shall be made as Prime Loans and (2) any Loans that were to have been converted to or continued as Eurodollar Loans on the first day of such Interest Period shall be converted to or continued as Prime Loans. Until such notice has been withdrawn by the Agent, no Loans shall be made as or converted to or continued as Eurodollar Loans.

                     In the event that any Lender shall have
determined at any time that the introduction of, or any change in, any applicable law, rule, regulation, order or decree or in the interpretation or the administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by such Lender with any request or directive (whether or not having the force of law) of any such Governmental Authority, shall make it unlawful or improper for such Lender to make, maintain or fund any Eurodollar Loan as contemplated by this Agreement, then such Lender shall forthwith give notice thereof to the Agent and the Borrowers describing such illegality or impropriety in reasonable detail. Effective immediately upon the giving of such notice, the obligation of such Lender to make Eurodollar Loans shall be suspended for the duration of such illegality or impropriety and, if and when such illegality or impropriety ceases to exist, such suspension shall cease, and such Lender shall notify the Agent and the Borrowers. If any such change shall make it unlawful or improper for any Lender to maintain
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any outstanding Eurodollar Loan as a Eurodollar Loan, such
Lender shall, upon the happening of such event, notify the Agent and the Borrowers, and the Borrowers shall immediately, or if permitted by applicable law, rule, regulation, order, decree, interpretation, request or directive, no later than the date permitted thereby, convert each such Eurodollar Loan into a Prime Loan.

           2.  Increased Costs; Capital Adequacy Circumstances.

                     Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall impose any tax on or change the basis of taxation of payments to any Lender or any Affiliate of the Lender of the principal of or interest on any Eurodollar Loan made by such Lender (other than taxes imposed on the overall net income of such Lender or such Affiliate of such Lender by the jurisdiction in which such Lender has its principal office or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by such Lender or any Affiliate of such Lender (except any such reserve requirement that is reflected in the additional interest payable pursuant to
Section 2.14) or shall impose on such Lender or any Affiliate of such Lender any other condition affecting this Agreement or any Eurodollar Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender or any Affiliate of such Lender of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) in respect thereof by an amount deemed by such Lender to be material, then the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered. Any amount or amounts payable by the Borrowers to any Lender in accordance with the provisions of this Section 2.11(a) shall be paid by the Borrowers to such Lender within ten (10) days after receipt by the Borrowers from such Lender of a statement setting forth in reasonable detail the amount or amounts due and the basis for the determination from time to time of such amount or amounts, which statement shall be conclusive and binding absent manifest error.

                     If any Lender shall have determined that the adoption after the date of this Agreement of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or
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administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender, any lending office of such Lender, or any Affiliate of such Lender, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's Affiliate, as a consequence of such Lender's obligations under the this Agreement and the Related Documents to a level below that which such Lender or such Lender's Affiliate, could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies or such Lender's Affiliate's policies, with respect to capital adequacy) by an amount deemed by such Lender to be material, then, from time to time, the Borrowers shall reimburse such Lender or such Lender's Affiliate, for such reduction. Any amount or amounts payable by the Borrowers to any Lender in accordance with the provisions of this Section 2.11(b) shall be paid by the Borrowers to such Lender within ten (10) days after receipt by the Borrowers from such Lender of a statement setting forth in reasonable detail the amount or amounts due and the basis for the determination from time to time of such amount or amounts, which statement shall be conclusive and binding absent manifest error.

                     Each Lender agrees to use reasonable
efforts to change its lending office to avoid or minimize (i) any amounts that might otherwise be payable to such Lender pursuant to this Section 2.11 or (ii) the effect of any event referred to in Section 2.10(b); provided that such change shall not cause the imposition on such Lender of any additional cost or legal, regulatory or administrative burdens deemed by such Lender, in its sole discretion, to be material.

                     Any Lender may demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period; provided that such Lender makes such a demand within ninety (90) days after obtaining actual knowledge of such increased costs, reduction in amounts received or receivable or reduction in return on capital. The protection of this Section 2.11 shall be available to any Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

           2.  Indemnity.

           The Borrowers agree, jointly and severally, to indemnify each Lender against any loss or expense that such
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Lender actually sustains or incurs as a consequence of (a) any failure by the Borrowers to fulfill on the date of any borrowing hereunder the applicable conditions set forth in Article VII,
(b) any failure by the Borrowers to borrow any Eurodollar Loan hereunder or to convert any Prime Loan into a Eurodollar Loan, after notice of such borrowing or conversion has been given pursuant to Section 2.03 or Section 2.15, as the case may be,
(c) any payment, prepayment (mandatory or optional) or conversion of a Eurodollar Loan required by any provision of this Agreement or otherwise made on a date other than the last day of the Interest Period applicable thereto, (d) any default in payment or prepayment of the principal amount of any Eurodollar Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by notice of prepayment or otherwise), or (e) the occurrence of any Event of Default, including, in each such case, any loss or reasonable expense sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurodollar Loan. Such loss or reasonable expense shall include but not be limited to an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid or converted or not borrowed or converted (based on the Eurodollar Rate applicable thereto) for the period from the date of such payment, prepayment, conversion or failure to borrow or convert on the last day of the Interest Period for such Loan (or, in the case of a failure to borrow or convert, the last day of the Interest Period for such Loan that would have commenced on the date of such failure to borrow or convert) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in re-employing the funds so paid, prepaid or converted or not borrowed or converted for such Interest Period. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this
Section 2.12 and the basis for the determination of such amount or amounts shall be delivered to the Borrowers and shall be conclusive and binding absent manifest error.

           2.  Sharing of Setoffs.

           Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against the either Borrower or the Guarantor or pursuant to a superpriority administrative expense claim under Section 364(c)(1) of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Obligation as a result of which the aggregate unpaid amount of the Obligations
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owing to it shall be proportionately less than the aggregate unpaid amount of the Obligations owing to any other Lender, it shall simultaneously purchase from such other Lender at face value a participation in the Obligations owing to such other Lender, so that the aggregate unpaid amount of the Obligations and participations in Obligations held by each Lender shall be in the same proportion to the aggregate unpaid amount of all Obligations owing to such Lender prior to such exercise of banker's lien, setoff or counterclaim or other event was to the aggregate unpaid amount of all Obligations outstanding prior to such exercise of banker's lien, setoff or counterclaim or other event; provided that, if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.13 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustments restored without interest. The Borrowers expressly consent to the foregoing arrangements and agree that any Lender holding a participation in an Obligation deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Borrowers to such Lender by reason thereof as fully as if such Lender had made a loan directly to the Borrowers in the amount of such participation.

           2.  Regulation D Compensation.

           For so long as any Lender or any Affiliate of a Lender maintains reserves against "eurocurrency liabilities" (or any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets that includes loans by a non-United States office of such Lender or any Affiliate of such Lender to United States residents), and as a result the cost to such Lender or any Affiliate of such Lender (or its eurodollar lending office) of making or maintaining its Eurodollar Loans is increased, then such Lender may require the Borrowers to pay, contemporaneously with each payment of interest on the Eurodollar Loans, additional interest on the related Eurodollar Loans of such Lender at a rate per annum up to but not exceeding the excess of
(i) (A) the applicable Eurodollar Rate divided by (B) one minus the Reserve Requirement over (ii) the applicable Eurodollar Rate. Any Lender wishing to require payment of such additional interest shall so notify the Borrowers, the Agent and the other Lenders and provide to the Borrowers and the Agent, along with such notice, an officer's certificate setting forth the amount to which such Lender is then entitled under this Section 2.14 (which shall be consistent with such Lender's good faith estimate of the level at which the related reserves are maintained by it). Each such certificate provided to the
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Borrowers under this Section 2.14 shall be conclusive and
binding absent manifest error.

           2.  Continuation and Conversion of Loans.  Subject to
Section 2.03 and Section 2.10 hereof, the Borrowers shall have the right, at any time, (i) on three (3) Business Days' prior irrevocable written or telecopy notice to the Agent, to continue any Eurodollar Loan or any portion thereof into a subsequent Interest Period or to convert any Prime Loan or portion thereof into a Eurodollar Loan, or (ii) on one (1) Business Day's prior irrevocable written or telecopy notice to the Agent, to convert any Eurodollar Loan or portion thereof into a Prime Loan, subject to the following:

                     no Event of Default or Potential Default shall have occurred and be continuing at the time of such continuation or conversion;

                     in the case of a continuation or conversion of less than all Loans, the aggregate principal amount of any Eurodollar Loan continued or converted shall not be less than $2,000,000 and in multiples of $500,000 if in excess thereof;

                     each conversion shall be effected by the Lenders by applying the proceeds of the new Loan to the Loan (or portion thereof) being converted; accrued interest on the Loan (or portion thereof) being converted shall be paid by the Borrowers at the time of conversion;

                     if the new Loan made in respect of a
           conversion shall be a Eurodollar Loan, the first
           Interest Period with respect thereto shall commence on the date of conversion;

                     no portion of any Loan shall be continued or converted to a Eurodollar Loan with an Interest
           Period ending later than the Termination Date; and

                     if any conversion of a Eurodollar Loan
           shall be effected on a day other than the last day of an Interest Period, the Borrowers shall jointly and severally reimburse each Lender on demand for any loss incurred or to be incurred by it in the reemployment of the funds released by such conversion as provided in Section 2.12 hereof.

In the event that the Borrowers shall not give notice to continue any Eurodollar Loan into a subsequent Interest Period, such Loan (unless repaid) shall automatically become a Prime
Loan at the expiration of the then current Interest Period.

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           2. Taxes.

                  All payments made by the Borrowers under this Agreement and the Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (excluding net income taxes and franchise taxes imposed in lieu of net income taxes imposed on the Agent or any Lender as a result of a present or former connection between the jurisdiction of the Governmental Authority imposing such tax and the Agent or such Lender (except a connection arising solely from the Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or the Notes)) (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called "Taxes"). If any Taxes are required to be withheld from any amounts payable to the Agent or any Lender hereunder or under the Notes, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes. The Borrower shall not, however, be required to pay any amount pursuant to the preceding sentence to any Lender that is not organized under the laws of the United States of America or any state thereof or the Agent, if it is not organized under the laws of the United States of America or any state thereof, if such Lender or Agent fails to comply with the requirements of Section 2.16(b). Whenever any Taxes are payable by the Borrowers, as promptly as possible thereafter the Borrowers shall send to the Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrowers showing payment thereof. If the Borrowers fail to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrowers shall indemnify the Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure.

                     Each Lender that is not incorporated under the laws of the United States of America or a state thereof shall:

                          deliver to the Borrowers and the Agent
(A) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, and (B) an Internal Revenue Service Form W-8 or W-9 or successor applicable form;

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                          deliver to the Borrowers and the Agent
two further copies of such forms or other appropriate certification of such forms on or before the date that any such form expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrowers;

                          obtain such extensions of the time for
filing and shall renew such forms and certifications thereof as may reasonably be requested by the Borrower or the Agent, unless an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery otherwise would be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form and such Lender so advises the borrower and the Agent. Each such Lender shall certify (i) in the case of a Form 1001 or 4224, that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (ii) in the case of a Form W-8 or W-9, that such Lender is entitled to an exemption from United States backup withholding tax.


                             ARTICLE
                      LETTERS OF CREDIT

           3.0  Letters of Credit.

                     General. In order to assist the Borrowers in establishing or opening documentary and standby letters of credit, which shall not have expiration dates that exceed one year from the date of issuance (the "Letters of Credit") with the Letter of Credit Issuer, the Borrowers have jointly requested CIT to join in the applications for such Letters of Credit, and/or guarantee payment or performance of such Letters of Credit and any drafts or acceptances thereunder through the issuance of a Letter of Credit Guaranty, thereby lending CIT's credit to the Borrowers, and CIT has agreed to do so. These arrangements shall be handled by CIT subject to the terms and conditions set forth below. Except as otherwise provided in paragraph (ix) of this Section 3.01, CIT shall have no obligation to arrange for the issuance of Letters of Credit on or after the Termination Date or which, when added to the aggregate amount of all outstanding and contemporaneous Loans and the Letter of Credit Exposure at such time, would cause the amount of all Loans and the Letter of Credit Exposure at any time to exceed the Current Commitment at such time. In addition, CIT shall not be required to be the issuer of any Letter of Credit. The Letter of Credit Issuer shall be a bank mutually acceptable to CIT and the Borrowers. One of the
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Borrowers will be the account party for any application for a
Letter of Credit, which shall be substantially in the form of Exhibit C hereto or such other form as may from time to time be approved by the Letter of Credit Issuer and CIT, and shall be duly completed in a manner acceptable to CIT, together with such other certificates, documents and other papers and information as the Letter of Credit Issuer or CIT may request (the "Letter of Credit Application").

                          During the period when the Interim
Bankruptcy Court Order is in effect, the aggregate Letter of Credit Exposure shall not exceed $40 million, of which not more than $5 million shall be Letter of Credit Exposure with respect to standby Letters of Credit. During the period when the Final Bankruptcy Court Order is in effect, the aggregate Letter of Credit Exposure shall not exceed $90 million, of which not more than $10 million shall be Letter of Credit Exposure with respect to standby Letters of Credit. In addition, changes or modifications of the Letters of Credit by either Borrower and/or the Letter of Credit Issuer of the terms and conditions thereof shall in all respects be subject to the prior approval of CIT in the exercise of its reasonable discretion, provided, however, that (x) the expiry date of all Letters of Credit shall be no later than 15 days prior to the Termination Date unless on or prior to 15 days prior to the Termination Date such Letters of Credit shall be cash collateralized in an amount equal to at least 105% of the Stated Amount of such Letters of Credit, (y) the Letters of Credit and all documentation in connection therewith shall be in form and substance satisfactory to CIT and the Letter of Credit Issuer, and (z) Letters of Credit shall not be issued for the benefit of domestic trade creditors in connection with the purchase of merchandise or goods by either Borrower.

                          The Agent shall have the right,
without notice to the Borrowers, to charge the Borrowers' Account with the amount of any and all indebtedness, liability or obligation of any kind (including indemnification for breakage costs, capital adequacy and reserve requirement charges) incurred by the Agent, CIT or the Lenders under the Letter of Credit Guaranty at the earlier of (x) payment by CIT or the Lenders under the Letter of Credit Guaranty, or (y) with respect to any Letter of Credit which is not cash collateralized as provided in this Agreement, the occurrence of an Event of Default. Any amount charged to the Borrowers' Account shall be deemed a Loan hereunder made by the Lenders to the Borrowers, funded by the Agent on behalf of the Lenders and subject to subsections 2.03(e) and (f). Any charges, fees, commissions, costs and expenses charged to CIT for the account of either Borrower by the Letter of Credit Issuer in connection with or arising out of Letters of Credit issued pursuant to this
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Agreement or out of transactions relating thereto will be
charged to the Borrowers' Account in full when charged to or paid by CIT and any such charges by CIT to the Borrowers' Account shall be conclusive on the Borrowers absent manifest error. Each of the Lenders and the Borrowers agree that the Agent shall have the right to make such charges regardless of whether any Event of Default or Potential Default shall have occurred and be continuing or whether any of the conditions precedent in Section 7.02 have been satisfied.

                          The Borrowers agree, jointly and
severally to unconditionally indemnify the Agent, CIT and each Lender and to hold the Agent, CIT and each Lender harmless from any and all loss, claim or liability incurred by the Agent, CIT or any such Lender arising from any transactions or occurrences relating to Letters of Credit established or opened for either Borrower's account and any drafts or acceptances thereunder, and all Obligations thereunder, including any such loss or claim due to any action taken by the Letter of Credit Issuer, other than for any such loss, claim or liability arising out of the gross negligence or willful misconduct of the Agent, CIT or any Lender as determined by a final judgment of a court of competent jurisdiction. The Borrowers further agree jointly and severally to hold the Agent, CIT and each Lender harmless from any errors or omission, negligence or misconduct by the Letter of Credit Issuer. The Borrowers' unconditional joint and several obligation to the Agent, CIT and each Lender hereunder shall not be modified or diminished for any reason or in any manner whatsoever, other than as a result of the Agent's, CIT's or such Lender's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. The Borrowers agree that any charges incurred by CIT for either Borrower's account by the Letter of Credit Issuer shall be conclusive on the Borrowers absent manifest error and may be charged to the Borrowers' Account.

                          None of the Agent, CIT, the Letter of
Credit Issuer or any of the Lenders shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of the goods purporting to be represented by any documents; any difference or variation in the character, quality, quantity, condition, packing, value or delivery of the goods from that expressed in the documents; the validity, sufficiency or genuineness of any documents or of any endorsements thereof even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; the time, place, manner or order in which shipment is made; partial or incomplete shipment, or failure or omission to ship any or all of the goods referred to in the Letters of Credit or documents; any deviation from instructions; delay, default, or fraud by the shipper and/or anyone else in
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connection with any such goods or the shipping thereof; or any breach of contract between the shipper or vendors and either Borrower. Furthermore, without being limited by the foregoing, none of the Agent, CIT, the Letter of Credit Issuer or any of the Lenders shall be responsible for any act or omission with respect to or in connection with any goods covered by Letters of Credit.

                          The Borrowers agree that any action
taken by the Agent, CIT or any Lender, if taken in good faith, and any action taken by the Letter of Credit Issuer, under or in connection with the Letters of Credit, the guarantees, the drafts or acceptances, or the goods purported to be represented by any documents, shall be binding on the Borrowers (with respect to the Letter of Credit Issuer, the Agent, CIT and the Lenders) and shall not put the Agent, CIT or the Lenders in any resulting liability to either Borrower. In furtherance thereof, CIT shall have the full right and authority to clear and resolve any questions of non-compliance of documents; to give any instructions as to acceptance or rejection of any documents or goods; to execute any and all steamship or airways guaranties (and applications therefore), indemnities or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents; and to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; all in CIT's sole name, and the Letter of Credit Issuer shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from CIT, all without any notice to or any consent from either Borrower.

                          Without CIT's express consent and
endorsement in writing, each Borrower agrees: (x) not to execute any applications for steamship or airway guaranties, indemnities or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents; or to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; and (y) after the occurrence of an Event of Default which is not cured within any applicable grace period, if any, or waived by the Agent, not to (A) clear and resolve any questions of non-compliance of documents, or (B) give any instructions as to acceptances or rejection of any documents or goods.

                          Each Borrower agrees that any
necessary and material import, export or other license or certificates for the import or handling of Inventory will have
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been promptly procured; all foreign and domestic material
governmental laws and regulations in regard to the shipment and importation of Inventory or the financing thereof will have been promptly and fully complied with, in each case, where the failure to obtain such certificate or license or the failure to comply with such laws would result in a Material Adverse Effect; and any certificates in that regard that CIT may at any time reasonably request will be promptly furnished. In this connection, each Borrower jointly and severally warrants and represents that all shipments made under any such Letters of Credit are in accordance with the laws and regulations of the countries in which the shipments originate and terminate, and are not prohibited by any such laws and regulations. As between the Borrowers, on the one hand, and the Agent, CIT, the Lenders and the Letter of Credit Issuer, on the other hand, the Borrowers jointly and severally assume all risk, liability and responsibility for, and jointly and severally agree to pay and discharge, all present and future local, state, federal or foreign taxes, duties, or levies. As between the Borrowers, on the one hand, and the Agent, CIT, the Lenders and the Letter of Credit Issuer, on the other hand, any embargo, restriction, laws, customs or regulations of any country, state, city, or other political subdivision, where such Inventory is or may be located, or wherein payments are to be made, or wherein drafts may be drawn, negotiated, accepted, or paid, shall be solely the Borrowers' risk, liability and responsibility.

                          Upon any payments made to the Letter
of Credit Issuer under the Letter of Credit Guaranty, CIT or the Lenders, as the case may be, shall, without prejudice to its rights under this Agreement (including that such unreimbursed amounts shall constitute Loans hereunder), acquire by subrogation, any rights, remedies, duties or obligations granted or undertaken by either Borrower to the Letter of Credit Issuer in any application for Letters of Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to the Agent and apply in all respects to the Agent and shall be in addition to any rights, remedies, duties or obligations contained herein.

                          On or prior to the date on which any
documentary Letter of Credit is issued by the Letter of Credit Issuer for the account of either Borrower (but not after the issuance of any such Letter of Credit), such Borrower may provide cash collateral for the Reimbursement Obligations with respect to such documentary Letter of Credit in an amount equal to 105% of the Stated Amount thereof by depositing such cash collateral into the Letter of Credit Cash Collateral Account. Such Borrower may request that all (but not less than all) of the cash collateral provided for a Letter of Credit be returned to such Borrower, provided, that, both before and immediately
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after giving effect to the release of such cash collateral to such Borrower (A) no Event of Default or Potential Default shall have occurred and be continuing, (B) the aggregate amount of all outstanding and contemporaneous Loans and the Letter of Credit Exposure does not exceed the Borrowing Base, and (C) the expiry date of such documentary Letter of Credit will be no later than 15 days prior to the Termination Date.

                          In the event that the Borrowers are
required to provide cash collateral for any Letter of Credit, the Borrower shall deposit such cash collateral in the Letter of Credit Cash Collateral Account, which cash collateral shall be held in the Letter of Credit Cash Collateral Account until all Obligations have been paid in full in cash.

                     Request for Issuance. The Borrowers may from time to time, upon notice not later than 12:00 noon, New York City time, at least three Business Days in advance, request CIT to assist either Borrower in establishing or opening a Letter of Credit by delivering to the Agent, with a copy to the Letter of Credit Issuer, a Letter of Credit Application, together with any necessary related documents. CIT shall not provide support, pursuant to the Letter of Credit Guaranty, if the Agent shall have received written notice from the Majority Lenders on the Business Day immediately preceding the proposed issuance day for such Letter of Credit that one or more of the conditions precedent in Section 7.02 will not have been satisfied on such date, and neither CIT nor the Agent shall otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 7.02 have been satisfied.

          3.0  Participations.

                Purchase of Participations. Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit in accordance with the procedures set forth in Section 3.01, each Lender (other than CIT) shall be deemed to have irrevocably and unconditionally purchased and received from CIT, without recourse or warranty, an undivided interest and participation, to the extent of such Lender's Pro Rata Share, in all obligations of CIT in such Letter of Credit (including, without limitation, all Reimbursement Obligations of the Borrowers with respect thereto pursuant to the Letter of Credit Guaranty or otherwise).

                     Sharing of Letter of Credit Payments. In the event that CIT makes any payment in respect of the Letter of Credit Guaranty and the Borrowers shall not have repaid such amount to the Agent for the account of CIT, the Agent shall charge the Borrowers' Account in the amount of the Reimbursement Obligation, in accordance with Section 3.01(a)(ii).

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                     Obligations Irrevocable.  The obligations
of a Lender to make payments to the Agent for the account of the Agent or CIT with respect to a Letter of Credit shall be irrevocable, not subject to any qualification or exception whatsoever and shall be made in accordance with, but not subject to, the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

                          any lack of validity or enforceability
of this Agreement or any of the other Related Documents;

                          the existence of any claim, setoff,
defense or other right which either Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, Letter of Credit Issuer, any Lender, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between either Borrower or any other party and the beneficiary named in any Letter of Credit);

                          any draft, certificate or any other
document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                          the surrender or impairment of any
security for the performance or observance of any of the terms of any of the Related Documents;

                          any failure by the Agent to provide
any notices required pursuant to this Agreement relating to Letters of Credit; or

                          the occurrence of any Event of Default
or Potential Event of Default.


                             ARTICLE
                        BORROWING BASE

           4.0  Condition of Lending and Assisting in
Establishing or Opening Letters of Credit. CIT shall have no obligation to make a Loan or assist in establishing or opening a Letter of Credit to the extent that the aggregate unpaid principal amount of the Loans plus the Letter of Credit Exposure exceeds, or after giving effect to a requested Loan or Letter of Credit would exceed, the Current Commitment at such time.

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
           4.0 Mandatory Prepayment. Concurrently with the delivery of any Borrowing Base Certificate, the Borrowers shall give notice to the Agent of any mandatory prepayment pursuant to
Section 2.04(b), which notice shall specify a prepayment date no later than the earlier of the date on which such Borrowing Base Certificate is given and the date on which such Borrowing Base Certificate is required to be provided to the Lenders.

           4.0 Rights and Obligations Unconditional. Without limitation of any other provision of this Agreement, the rights of the Agent, CIT and the Lenders and the joint and several obligations of the Borrowers under this Article IV are absolute and unconditional, and the Agent, CIT and the Lenders shall not be deemed to have waived the condition set forth in Section 4.01 hereof or their right to payment in accordance with Section 4.02 hereof in any circumstance whatever, including but not limited to circumstances wherein, the Agent or the Lenders (knowingly or otherwise) make an advance hereunder in excess of the Borrowing Base.

           4.0  Borrowing Base Certificate.

                     By 12:00 noon, New York City time (i) seven
(7) days after the Friday of each week and (ii) thirty days after the end of each fiscal month (and on any other date on which the Agent reasonably requests), the Borrowers shall furnish to the Agent a certificate ("Borrowing Base Certificate") substantially in the form attached hereto as Exhibit D, executed by a Designated Financial Officer, setting forth the Borrowing Base and the other information required therein as of the Borrowers' close of business on the Saturday of the preceding week (in the case of the weekly Borrowing Base Certificates), or as of Borrowers' close of business on the last day of each fiscal month (in the case of subsequent monthly Borrowing Base Certificates), in each case together with such other information with respect to the Inventory of the Borrowers as the Agent may reasonably request. The weekly Borrowing Base Certificate may be prepared based upon a good faith estimate by the Borrowers of their Inventory.

                     In the event of any dispute about the
eligibility of any asset for inclusion in the Borrowing Base or the valuation thereof, the Agent's good faith judgment shall control.

                     The Borrowing Base set forth in a Borrowing
Base Certificate shall be effective from and including the date such Borrowing Base Certificate is duly received by the Agent to but not including the date on which a subsequent Borrowing Base Certificate is duly received by the Agent, unless the Agent disputes the eligibility of any asset for inclusion in the
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Borrowing Base or the valuation thereof by notice of such
dispute to the Borrowers.

                     Each Borrowing Base Certificate shall be accompanied by backup schedules showing the derivation thereof and containing such detail and such other and further information as the Agent may reasonably request from time to time.

           4.0 General Provisions. Notwithstanding anything to the contrary in this Article IV, in no event shall any single element of value or asset be counted twice in determining the Borrowing Base.


                             ARTICLE
              SECURITY; ADMINISTRATIVE PRIORITY

           5.0  Grant of Lien and Security Interest.

                     To secure the joint and several Obligations of the Borrowers to the Agent, CIT and the Lenders under this Agreement and the Related Documents, each Borrower hereby assigns, pledges, transfers, grants, bargains and sells, mortgages, conveys, aliens, releases, confirms and sets over unto the Agent for the ratable benefit of each of the Lenders and hereby grants and creates in favor of the Agent for the ratable benefit of each of the Lenders a security interest in and to, all right, title and interest of such Borrower in, to or under the Letter of Credit Cash Collateral Account, all funds held therein from time to time and all certificates and instruments, if any, from time to time representing or evidencing the same and all proceeds and profits of any of the foregoing (all property of the Borrowers subject to the security interest referred to in this Section 5.01 being hereinafter referred to as the "Collateral").

                     The lien and security interest in favor of the Agent referred to in Section 5.01(a) hereof shall be a valid and perfected lien and security interest, prior to all other liens and interests hereafter arising, except for Carve-Out Expenses having a priority over the Obligations to the extent set forth in the definition of Agreed Administrative Expense Priorities. Such lien and security interest and its priority shall remain in effect until the Revolving Credit Commitments have been terminated and all Obligations have been repaid in full in cash.

           5.0 Collections and Cash Concentration Account Arrangements. All cash of the Borrowers and the Guarantor, all proceeds from the sale of the Inventory of the Borrowers and all
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proceeds of Collateral shall be deposited in Depository Account or Collection Accounts established by the Borrowers and the Guarantor in the ordinary course of business consistent with past practice. Pursuant to the customary operating procedures of the Borrowers and the Guarantor and the financial institutions maintaining the Depository Accounts, all funds contained in the Depository Accounts shall be transferred promptly to the Collection Accounts or the Cash Concentration Account. Pursuant to agreements ("Collection Account Agreements") in form and substance reasonably satisfactory to the Agent, or other similar arrangements, all funds contained in the Collection Account shall be transferred promptly into the Cash Concentration Account. Any collection by the Borrowers and the Guarantor of cash and proceeds of the sale of the Inventory of the Borrowers shall be made for the Agent, and the Borrowers shall receive all payments thereon as the Agent's trustee, and immediately transfer all such payments into the Cash Concentration Account, any Collection Account or any Depository Account in their original form. With respect to the Cash Concentration Account, the Borrowers shall, in accordance with
Section 8.08, deliver to the Agent an agreement, duly executed by the Borrowers and the Cash Concentration Account Bank in form and substance reasonably satisfactory to the Agent (the "Restricted Account Agreement"), authorizing and directing the Cash Concentration Account Bank to remit all amounts deposited in the Cash Concentration Account to the Agent or as the Agent may direct. After the occurrence and during the continuance of an Event of Default, the Agent may instruct the Cash Concentration Account Bank to remit all amounts deposited in the Cash Concentration Account to the Agent or as the Agent shall direct. In the absence of an Event of Default, the Agent shall direct the Cash Concentration Account Bank to make all cash in the Cash Concentration Account available to the Borrowers for general corporate purposes in accordance with Section 2.09.

           5.0 Administrative Priority. The Borrowers and the Guarantors hereby agree that the Obligations of the Borrowers and the Guarantor shall constitute allowed administrative expenses in the Chapter 11 Cases having priority over all administrative expenses and unsecured claims against either Borrower or the Guarantor in the Chapter 11 Cases or in any superseding chapter 7 case for either Borrower or the Guarantor, now existing or hereafter arising, of any kind or nature whatsoever, including without limitation, all administrative expenses of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code, subject, as to priority, only to allowed administrative expenses having priority over the Obligations to the extent set forth in the definition of Agreed Administrative Expense Priorities.

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           5.0  Grants, Rights and Remedies Cumulative.  The
lien and security interest granted pursuant to Section 5.01 hereof and administrative priority granted pursuant to Section
5.03 hereof may be independently granted by the Related Documents and by other Related Documents as may be hereafter entered into. This Agreement, the Interim Bankruptcy Court Order, the Final Bankruptcy Court Order and such other Related Documents supplement each other, and the grants, priorities, rights and remedies of the Lenders, CIT and the Agent hereunder and thereunder are cumulative.

           5.0 No Filings Required. The lien and security interest referred to in Section 5.01 hereof and in the Related Documents shall be deemed valid and perfected by entry of the Interim Bankruptcy Court Order and the Final Bankruptcy Court Order, as the case may be, which entry of the Interim Bankruptcy Court Order shall have occurred on or before the date of the initial Credit Extension hereunder. The Lenders, CIT and the Agent shall not be required to file any financing statements, notices of lien or similar instruments in any jurisdiction or filing office, or to take any other action in order to validate or perfect the lien and security interest granted by or pursuant to this Agreement, the Interim Bankruptcy Court Order, the Final Bankruptcy Order or any other Related Document.

           5.0  Survival.  The Lien, lien priority,
administrative priorities and other rights and remedies granted to the Lenders, CIT and the Agent pursuant to this Agreement, the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order and the other Related Documents (specifically including but not limited to the existence, perfection and priority of the lien and security interest provided herein and therein, and the administrative priority provided herein and therein) shall not be modified, altered or impaired in any manner including, without limitation, by any other financing or extension of credit or incurrence of debt by either Borrower or the Guarantor (pursuant to Section 364 of the Bankruptcy Code or otherwise), or by any dismissal or conversion of the Chapter 11 Cases, or by any other act or omission whatever. Without limitation, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission:

                     except for the Carve-Out Expenses having
      priority over the Obligations to the extent set forth in the definition of Agreed Administrative Expense Priorities, no costs or expenses of administration which have been or may be incurred in the Chapter 11 Cases or any conversion of the same to a superseding chapter 7 case or in any other proceedings related thereto or to the Chapter 11 Cases, and no priority claims, are or will be prior to or on a parity with any claim of the Lenders and
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      the Agent against either Borrower or the Guarantor in
      respect of any Obligation,

                     the Lien in favor of the Lenders and the Agent set forth in Section 5.01 hereof and in the Related Documents shall constitute a valid and perfected first priority Lien, subject only to the Carve-Out Expenses having a priority over the Obligations to the extent set forth in the definition of Agreed Administrative Expense Priorities, to which such Lien may be subordinate and junior, and shall be prior to all other liens and interests, now existing or hereafter arising, in favor of any other creditor or any other Person whatever, and the Lien in favor of the Lenders and the Agent set forth in Section 5.01 hereof and in the Related Documents shall continue valid and perfected without the necessity that the Agent file financing statements or otherwise perfect its Lien under applicable nonbankruptcy law.


                             ARTICLE
                REPRESENTATIONS AND WARRANTIES

           Each of the Borrowers and the Guarantor hereby represents and warrants to the Agent and the Lenders as follows:

           6.0 Organization and Qualification. Each of the Borrowers and the Guarantor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Such Borrower is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which failure to qualify would have a Material Adverse Effect. Schedule 6.01 hereto correctly sets forth as of the date hereof the jurisdictions in which the Borrowers and the Guarantor are qualified to do business.

           6.0 Authority and Authorization. Each of the Borrowers and the Guarantor and the has the corporate power and authority to execute and deliver this Agreement and the other Related Documents to which it is or is to be a party. As of the Entry Date, each of the Borrowers and the Guarantor will have the power and authority to perform its obligations hereunder and thereunder, and all such action has or will have been duly and validly authorized by all necessary corporate and judicial action during the period between the Entry Date and the date of the Final Bankruptcy Court Order.

           6.0 Execution and Binding Effect. As of the Entry Date, this Agreement and each of the other Related Documents
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required to be executed and delivered on or prior to the date hereof will have been duly and validly executed and delivered by each of the Borrowers and the Guarantor, and, constitute legal, valid and binding obligations of the Borrowers and the Guarantor, enforceable in accordance with the terms hereof or thereof, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law. Each Related Document that is not required to be executed and delivered by the Borrowers or the Guarantor prior to the Entry Date will, when executed and delivered, be validly executed and delivered by each of the Borrowers and the Guarantor, and will constitute legal, valid and binding obligations of the Borrowers and the Guarantors, enforceable in accordance with the terms thereof, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law.

           6.0 Authorizations and Filings. No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Governmental Authority is or will be necessary in connection with execution and delivery by the Borrowers and the Guarantor, of this Agreement or the other Related Documents, consummation of the transactions herein or therein contemplated, performance of or compliance with the terms and conditions hereof or thereof or to ensure the legality, validity, enforceability and admissibility in evidence hereof or thereof, except for the Interim Bankruptcy Court Order and the Final Bankruptcy Court Order.

           6.0  Financial Statements.    Historical Statements.
MGRE has heretofore furnished to the Agent a consolidated balance sheet of MGRE and its Consolidated Subsidiaries as of January 30, 1993 and the related consolidated statements of operations and shareholders' equity and cash flows for the fiscal year then ended, as examined and reported on by KPMG Peat Marwick, independent certified public accountants, and consolidated financial statements of MGRE and its Consolidated Subsidiaries for and as of the end of the three (3) and nine (9) month periods ending October 31, 1993 as certified by a Designated Financial Officer. Such financial statements (including the notes thereto) present fairly, in all material respects, the financial condition of MGRE and its Consolidated Subsidiaries as of the end of such fiscal year and as of the end of such quarter and the results of their operations and the cash flows for the fiscal year and months then ended, all in
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
conformity with GAAP applied on a basis consistent with that of the preceding fiscal year, subject (in the case of the interim financial statements) to year-end adjustments.

                     Projections.  The Borrowers and the
Guarantor have heretofore furnished to the Agent projections for the period from November 1, 1993 through February 3, 1996, and such projections have been prepared in accordance with the standard set forth in the second sentence of Section 6.16 hereof.

           6.0 No Event of Default. No event has occurred and is continuing and no condition exists which constitutes an Event of Default or Potential Default. Neither of the Borrowers nor the Guarantor is in violation of any term of its charter or by-laws.

           6.0  Litigation.  Except as set forth in the
financial statements referred to in Section 6.05 hereof and on
Schedule 6.07 hereof (which has previously been delivered to the Agent), there is not, to the best knowledge of the Borrowers and the Guarantor, any pending proceeding or any proceeding threatened in writing by or before any Governmental Authority, arbitrator or grand jury against or affecting either Borrowers, the Guarantor or any ERISA Affiliate, with respect to any Environmental Law or ERISA law, which, if adversely decided, can reasonably be expected to have a Material Adverse Effect.

           6.0 Absence of Conflicts. Neither the execution and delivery of this Agreement or the other Related Documents to which either Borrower or the Guarantor is a party nor the consummation of the transactions herein or therein contemplated nor the performance of or compliance with the terms and conditions hereof or thereof will (a) violate any Law, (b) conflict with or result in a breach of or default under its charter or by-laws, or any material agreement or instrument to which either Borrower or the Guarantor is a party or by which it or any of its properties (now owned or hereafter acquired) may be subject or bound (other than conflicts, breaches and defaults the enforcement of which will be stayed by virtue of the filing of the Chapter 11 Cases) or (c) result in the creation or imposition of any Lien upon any property (now owned or hereafter acquired) of either Borrower or the Guarantor.

           6.0 ERISA. Schedule 6.09 correctly sets forth a complete list of all Benefit Plans and Multiemployer Plans. Neither of the Borrowers, the Guarantor nor any ERISA Affiliate nor any fiduciary of any Plan which is not a Multiemployer Plan
(i) has engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Code or (ii) has taken any action which would constitute or result in a Termination Event which in each case would have a Material Adverse Effect on
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
or before the Termination Date. Neither of the Borrowers, the Guarantor nor any ERISA Affiliate has made a complete or partial withdrawal under Section 4203 or 4205 of ERISA from a Multiemployer Plan in either case which would have a Material Adverse Effect on or before the Termination Date. Except as required by Section 4980B of the Code, no welfare benefit plan (as defined in Section 3(1) of ERISA) provides benefits or coverage beyond an employee's termination of employment other than severance or plans that would not have a Material Adverse Effect on or before the Termination Date. The contributions required under Section 412 of the Code for each Benefit Plan have been made when due and no event has occurred which could result in the imposition of a Lien under Section 412(n) of the Code. Neither of the Borrowers, the Guarantor nor any ERISA Affiliate has any outstanding waivers or variances from the minimum funding requirements under Section 412 of the Code with respect to any Benefit Plan. For purposes of this Section, representations with respect to an ERISA Affiliate prior to the time that such entity became an ERISA Affiliate shall be based on the best knowledge of the Borrowers and the Guarantor.

           6. Taxes. All tax returns required to be filed by the Borrowers and the Guarantor have been properly prepared, executed and filed. All taxes, assessments, fees and other governmental charges upon the Borrowers and the Guarantor or upon any of their properties, income, sales or franchises which are shown thereon as due and payable have been paid, except as set forth in Schedule 6.10. The reserves and provisions for taxes, if any, on the books of the Borrowers and the Guarantor are adequate for all open years and for its current fiscal period. Neither of the Borrowers nor the Guarantor knows of any proposed additional assessment or basis for any material assessment for additional taxes (whether or not reserved against). The federal income tax liabilities of the Borrowers and the Guarantor have been finally determined by the Internal Revenue Service, or the time for audit has expired, for all fiscal periods ending on or prior to January 31, 1991, and all such liabilities (including all deficiencies assessed following audit) have been satisfied.

           6.  Financial Accounting Practices, etc.

                     The Borrowers and the Guarantor each make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect their transactions and dispositions of their respective assets and each maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization,
(ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP
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except as previously disclosed to the Agent and (B) to maintain accountability for assets, and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                     The Borrowers maintain a system of internal procedures and controls sufficient to provide reasonable assurance that the information required to be set forth in each Borrowing Base Certificate (including, without limitation, information relating to the identification of assets which are Inventory as provided herein and the valuation thereof) is accurate.

           6.  Power To Carry On Business.  Each of the
Borrowers and the Guarantor has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as presently planned to be conducted (subject to Bankruptcy Court approval with respect to transactions outside the ordinary course of business).

           6. No Material Adverse Change. Between December 15, 1993 and the date hereof there has not occurred any event which may be reasonably expected to have a Material Adverse Effect, other than events that customarily occur as a result of events leading up to and following the commencement of a proceeding under Chapter 11 of the Bankruptcy Code.

           6. Existing Liens; Capitalized Leases. There are no Liens on any assets of either Borrower or the Guarantor other than (a) the Lien created as of the Entry Date in favor of the Agent hereunder and under the other Related Documents, (b) Liens with respect to Capitalized Leases, and (c) Permitted Liens. As of the Entry Date, Capitalized Lease Obligations of the Borrower and the Guarantors do not exceed $500,000 in the aggregate.

           6. Compliance with Laws. Neither of the Borrowers nor the Guarantor is in violation of or otherwise liable under any Law (including but not limited to violations pertaining to the conduct of its business or the use, maintenance or operation of the real and personal properties owned or possessed by it), except for violations which in the aggregate do not have a Material Adverse Effect and violations or any enforcement actions which will be stayed by virtue of the filing of the Chapter 11 Cases.

           6.  Accurate and Complete Disclosure.  No
representation or warranty made by either Borrower or the Guarantor under this Agreement or any other Related Document and no written statement made by either Borrower or the Guarantor in any financial statement (furnished pursuant to this Agreement or otherwise), certificate, report, exhibit or document furnished by either Borrower or the Guarantor to the Agent or the Lenders pursuant to or in connection with this Agreement or any other Related Document is or was or will be, when delivered, when taken together with all other information supplied by the Borrowers and the Guarantor to the Agent or the Lenders, false or misleading in any material respect (including by omission of material information necessary to make such representation, warranty or statement, in light of the circumstances under which it was made, not misleading). To the extent the Borrowers and the Guarantor furnish any projections of the financial position and results of operations of the Borrowers and the Guarantor for, or as at the end of, certain future periods, such projections were believed at the time furnished to be reasonable, have been or will have been prepared on a reasonable basis and in good faith by the Borrowers and the Guarantor, and have been or will be based on assumptions believed by the Borrower and the Guarantors to be reasonable at the time made and upon the best information then reasonably available to the Borrowers and the Guarantor. The Borrowers and the Guarantor have disclosed to the Agent all relevant information which to the best of its knowledge is reasonably likely to result in a Material Adverse Effect.

           6. Insurance. The Borrowers and the Guarantor maintain adequate insurance with respect to their properties and businesses and those of their Subsidiaries. Schedule 6.17 hereto sets forth a list of all insurance currently maintained by MGRE and its Subsidiaries.

           6.  Environmental Matters.

                     MGRE and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws;

                     MGRE and its Subsidiaries have obtained all material permits, approvals, authorizations and licenses required by Environmental Laws necessary for their operations, and all such permits, approvals, authorizations and licenses are in good standing and MGRE and its Subsidiaries are in material compliance with all material terms and conditions of such permits, approvals, authorizations and licenses;

                     Neither MGRE nor any of its Subsidiaries nor any of their respective currently owned or leased property or operations is subject to any outstanding written order from or agreement with any Governmental Authority or other Person or is subject to any judicial or docketed administrative proceeding respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Environmental Liabilities and Costs arising from a Release or threatened Release except for any such order or proceeding which would not reasonably be expected to have a Material Adverse Effect; and

                     Neither MGRE nor any of its Subsidiaries has received any written notice or claim to the effect that it is or is reasonably expected to be liable to any Person as a result of a Release that can reasonably be expected to have a Material Adverse Effect.

           6.  Administrative Priority; Lien Priority.

                     After the Entry Date, the Obligations of the Borrowers and the Guarantor will constitute allowed administrative expenses in the Chapter 11 Cases and any superseding chapter 7 case for either Borrower or the Guarantor having priority over all administrative expenses and unsecured claims against either Borrower or the Guarantor now existing or hereafter arising, of any kind or nature whatsoever, including without limitation all administrative expenses of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code, subject, as to priority, only to Carve-Out Expenses having priority over the Obligations to the extent set forth in the definition of Agreed Administrative Expense Priorities.

                     The Lien on the Collateral shall be a valid and perfected first priority Lien.

           6. Bankruptcy Court Order. The Interim Bankruptcy Court Order (following the Entry Date) or the Final Bankruptcy Court Order (following its entry), as the case may be, is in full force and effect, and has not been reversed, stayed, modified or amended absent the joinder and consent of the Majority Lenders and the Borrowers.

           6. Use of Proceeds. The Borrowers will use the proceeds of the Loans and the Letters of Credit, respectively, in accordance with Section 2.09 hereof.

           6. Location of Bank Accounts. Schedule 6.22 hereto sets forth a complete and accurate list as of the date hereof of all deposit accounts and investment accounts, including all Depository Accounts, Collection Accounts and Cash Concentration Accounts, maintained by the Borrowers and the Guarantor together with a description thereof (i.e. the bank or institution at which such deposit account or investment account is maintained and the account number and the purpose thereof). As of the Entry Date, all cash maintained in all accounts set forth in
Schedule 6.22 is cash of the Borrowers and the Guarantor and, as of the date hereof, the aggregate amount of cash in such accounts is not less than $90 million.

           6. Tradenames. Schedule 6.23 hereto sets forth a complete and accurate list as of the date hereof of all tradenames used by the Borrowers and the Guarantor.


                             ARTICLE
               CONDITIONS OF CREDIT EXTENSIONS

           7.0  Conditions Precedent to Initial Credit
Extension. The obligation of each Lender to make the initial Credit Extension hereunder (whether such Credit Extension shall consist of the making of a Loan or assistance to the Borrowers in establishing or opening Letters of Credit) is subject to the satisfaction on or before the date thereof of each of the following conditions, in addition to the conditions set forth in
Section 7.02:

                     The Interim Bankruptcy Court Order or the
      Final Bankruptcy Court Order, as the case may be, shall have been entered by the Bankruptcy Court, and the Agent shall have received a certified copy of the same, and such order shall be in full force and effect and shall not have been reversed, stayed, modified or amended.

                     The Borrowers shall have executed and
      delivered to the Agent the Notes in substantially the form of Exhibit A hereto, which shall be dated the Entry Date.

                     The Borrowers shall have paid to the Agent all fees, including fees of counsel to the Agent, when due and other amounts due and payable to the Agent when due, including but not limited to amounts due under Section
      2.08 and 11.06 hereof. The Borrowers shall have paid to counsel to CIT all reasonable fees and other client charges due to such counsel on the date of the initial Credit Extension.

                     The Agent shall have received certificates satisfactory in form and substance to it from the Borrowers and the Guarantor, signed by its Secretary, an Assistant Secretary or Treasurer, certifying as to (i) true copies of the charter documents of each of Borrowers or the Guarantor, as the case may be, (ii) true copies of all corporate action taken by the Borrowers or the Guarantor, as the case may be, relative to the Related Documents and the transactions contemplated thereby (which shall designate one or more Designated Financial Officers and Designated Borrowing Officers), (iii) the true signatures and incumbency of the Designated Borrowing Officers and (iv) such other matters as the Agent may request.

                     The Agent shall have received a certified copy of the initial Borrowing Base Certificate described in Section 4.04(a) hereof in form and substance reasonably satisfactory to the Agent.

                     The Lien in favor of the Agent (on behalf of the Lenders) with respect to the Collateral shall be a valid and perfected first priority Lien prior to all other
      Liens in the Collateral.

                     The Borrowers and the Guarantor shall have caused all property insurance policies to show the Agent (on behalf of the Lenders) as loss payee as its interest may appear and, with respect to Inventory, all such policies shall name the Agent (on behalf of the Lenders) as first payee.

                     The Agent shall have received copies of the most recent Annual Report (Form 5500), including Schedule
      B thereto, and the most recent actuarial report for each Benefit Plan. In addition, the Agent shall have received evidence in the form of an officer's certificate, in form and substance reasonably satisfactory to the Agent, of the material compliance by each Borrower and the Guarantor with all Environmental Laws, ERISA, labor and WARN matters.

                     The Agent shall have received from counsel to the Borrowers and the Guarantor, a favorable opinion substantially in the form of Exhibit E hereto, and covering, among other things, entry of the Interim Bankruptcy Court Order and notice having been given in accordance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules and any order of the Bankruptcy Court.

                     The Agent shall have received certified
      copies of requests for copies or information on Form UCC-11 or reports from a reporting company satisfactory to the Agent, listing all effective UCC financing statements, tax liens and judgment liens in each of the jurisdictions listed on Schedule 1.01(B) hereto, which name as debtor each of the Borrowers and the Guarantor, together with copies of such financing statements, none of which (other than those consented to by the Agent), shall cover any of the Inventory of either Borrower.

                     The Borrowers shall provide to the Agent a certificate from the Borrowers signed by a Designated Borrowing Officer of the Borrowers certifying that as of the Filing Date the Borrowers have aggregate cash balances of not less than $65 million.

                     All legal proceedings in connection with the transactions contemplated by this Agreement and the other Related Documents shall be satisfactory to the Agent and the Agent shall have received all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance reasonably satisfactory to the Agent, as the Agent may from time to time request.

           7.0 Conditions Precedent to Each Credit Extension. The obligation of each Lender to make any Credit Extension hereunder (whether such Credit Extension shall consist of the making of a Loan or assistance to the Borrowers in establishing or opening Letters of Credit) is subject to the performance by the Borrowers and the Guarantor of their obligations to be performed hereunder or under the Related Documents on or before the date of such Credit Extension and to the satisfaction of the following further conditions:

                     The representations and warranties of the Borrowers and the Guarantor contained in Article VI hereof and in each Related Document shall be true on and as of the date of each Credit Extension hereunder with the same effect as though made on and as of each such date.

                     No Event of Default and no Potential
      Default shall have occurred and be continuing or exist or shall occur or exist after giving effect to such Credit
      Extension.

                     On the date of such Credit Extension, the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order, as the case may be, shall have been entered by the Bankruptcy Court, and the Agent shall have received a certified copy of the same and such order shall be in full force and effect and shall not have been reversed, stayed, modified or amended.

                     Except as provided in Section 3.01(a)(ix), the aggregate unpaid principal amount of the Loans and the Letter of Credit Exposure shall not exceed, and after giving effect to the requested Credit Extension will not exceed, the Current Commitment.

                     The Agent shall have received from the
      Borrowers a written or an oral (promptly confirmed in writing as set forth in Section 2.03(a) of this Agreement) notice of borrowing from a Designated Borrowing Officer specifying the date, which shall be a Business Day, on which such Loan is to be made, the principal amount of such Loan, whether such Loan is requested to be a

      Eurodollar Loan or a Prime Loan (and if a Eurodollar Loan is requested, the length of the Interest Period with respect thereto) and the account information where such Loan is to be received and a completed Letter of Credit Application, as appropriate.

                     With respect to any Credit Extension on or after the thirtieth day following the Entry Date, the Final Bankruptcy Court Order shall be in full force and effect and shall not have been reversed, stayed, modified or amended.

                     All legal proceedings in connection with the transactions contemplated by this Agreement and the other Related Documents shall be reasonably satisfactory to the Agent and the Agent shall have received all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance reasonably satisfactory to the Agent, as the Agent may from time to time reasonably request.

Any oral or written request by the Borrowers for any Credit Extension hereunder shall constitute a representation and warranty by the Borrowers and the Guarantor that the conditions set forth in this Section 7.02 have been satisfied as of the date of such request. Failure of the Agent to receive notice from the Borrowers to the contrary before such Credit Extension is made shall constitute a further representation and warranty by the Borrowers and the Guarantor that the conditions set forth in this Section 7.02 (other than those set forth in clause (g) hereof) have been satisfied as of the date of such Credit Extension.


                             ARTICLE
                    AFFIRMATIVE COVENANTS

           The Borrowers and the Guarantor jointly and severally covenant to the Agent and the Lenders as follows, subject to waiver by the Majority Lenders as provided herein:

           8.0  Reporting and Information Requirements.

                     Annual Reports.    As soon as practicable
and in any event within 90 days after the close of each fiscal year of MGRE, MGRE shall furnish to each of the Lenders a consolidated statement of operations, shareholders' equity and cash flows of MGRE and its Consolidated Subsidiaries for such fiscal year and a consolidated balance sheet of MGRE and its Consolidated Subsidiaries as of the close of such fiscal year, and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures for the preceding fiscal year, with such consolidated statements and balance sheet to be certified by KPMG Peat Marwick or other independent certified public accountants of recognized national standing selected by MGRE and reasonably satisfactory to the Agent. The certificate or report of such accountants shall be free of exceptions or qualifications with respect to such statements and balance being prepared in compliance with GAAP and shall in any event contain a written statement of such accountants substantially to the effect that (i) such accountants examined such consolidated statements and balance sheet in accordance with generally accepted auditing standards and accordingly made such tests of accounting records and such other auditing procedures as such accountants considered necessary in the circumstances and (ii) in the opinion of such accountants such consolidated statements and balance sheet present fairly, in all material respects, the financial position of MGRE and its Consolidated Subsidiaries as of the end of such fiscal year and the results of their operations and the changes in their financial position for such fiscal year, in conformity with GAAP applied on a basis consistent with that of the preceding fiscal year (except for changes in application in which such accountants concur). A copy of such certificate or report shall be delivered to the Agent and signed by such independent public accountants. As soon as it becomes available, MGRE shall promptly notify the Agent that any management letter received by MGRE from its independent public accountants has been prepared and MGRE shall deliver a copy of such management letter to the Agent.

                          Each set of consolidated statements
and balance sheets delivered pursuant to this Section 8.01(a) shall be accompanied by a certificate or report dated the date of such statements and balance sheet by the accountants who certified or reported on such statements and balance sheet stating in substance that they have reviewed this Agreement and that in making the examination necessary for their certification of such statements and balance sheet they did not become aware of any Event of Default or Potential Default based upon any financial covenant, or if they did become so aware, such certificate or report shall state the nature and period of existence thereof, if determinable. In addition, each set of consolidated statements and balance sheets delivered pursuant to
Section 8.01(a)(i) shall be accompanied by a certificate of the Designated Financial Officer stating that the Borrowers have complied with the Cumulative FIFO EBITDA, Capital Expenditures and Maintenance of Inventory covenants set forth in Sections 9.02, 9.12 and 9.16, respectively, in form and substance satisfactory to the Agent.

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                     Quarterly Reports.    As soon as
practicable and in any event within 45 days after the close of each fiscal quarter of MGRE, MGRE shall furnish to each of the Lenders an unaudited consolidated statement of operations and cash flows of MGRE and its Consolidated Subsidiaries and a consolidated balance sheet of MGRE and its Consolidated Subsidiaries as of the close of such fiscal quarter, all in reasonable detail setting forth in comparative form the corresponding fiscal quarter for the preceding fiscal year, and certified by a Designated Financial Officer as presenting fairly, in all material respects, the financial position of MGRE and its Consolidated Subsidiaries as of the end of such quarter and the results of their operations and the changes in their financial position for such quarter, in conformity with GAAP applied in a manner consistent except as otherwise disclosed therein with that of the most recent audited financial statements furnished to the Lenders, subject to year-end adjustments.

                          Each set of consolidated statements
and balance sheets delivered pursuant to Section 8.01(b) shall be accompanied by a certificate dated the date of such statements and balance sheet by a Designated Financial Officer stating in substance that he has reviewed this Agreement and that to the best of his knowledge he did not become aware of any Event of Default or Potential Default, or if he did become so aware, such certificate shall state the nature and period of existence thereof, if determinable.

                     Monthly Reports. As soon as practicable and in any event within thirty (30) days after the end of each fiscal month (including the fiscal month in which this Agreement is executed) of MGRE, MGRE shall furnish to each of the Lenders unaudited consolidated statements of operations and cash flows for MGRE and its Consolidated Subsidiaries for such fiscal month and for the period from the beginning of such fiscal year to the end of such fiscal month, and an unaudited consolidated balance sheet of MGRE and its Consolidated Subsidiaries as of the end of such fiscal month, all in reasonable detail, setting forth in comparative form the corresponding figures for the same periods during the preceding fiscal year (except for the consolidated balance sheet, which shall set forth in comparative form the corresponding balance sheet as of the prior fiscal year end), and certified by a Designated Financial Officer as presenting fairly, in all material respects, the financial position of MGRE and its Consolidated Subsidiaries as of the end of such fiscal month and the results of their operations and cash flows for such fiscal month, in conformity with GAAP applied in a manner consistent except as otherwise disclosed therein with that of the most recent adjusted financial statements furnished to the Lenders, subject to year-end adjustments.

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
                          Each set of consolidated statements
and balance sheets delivered pursuant to Section 8.01(c) shall be accompanied by a certificate dated the date of such statements and balance sheet by a Designated Financial Officer stating in substance that he has reviewed this Agreement and that to the best of his knowledge he did not become aware of any Event of Default or Potential Default, or if he did become so aware, such certificate shall state the nature and period of existence thereof, if determinable. In addition, each set of consolidated statements and balance sheets delivered pursuant to
Section 8.01(c)(i) shall be accompanied by a certificate stating that the Borrowers have complied with the Cumulative FIFO EBITDA and Maintenance of Inventory covenants set forth in Sections
9.02 and 9.16, respectively.

                          As soon as practicable and in any
event within thirty (30) days after the end of each fiscal month (including the fiscal month in which this Agreement is executed), the Borrowers shall furnish to each of the Lenders a monthly inventory report and Borrowing Base Certificate in form and substance reasonably satisfactory to the Agent, and certified by a Designated Financial Officer, which shall be accompanied by a reconciliation from the weekly inventory report and Borrowing Base Certificate delivered by the Borrowers to the Lenders pursuant to Section 8.01(d).

                     Weekly Reports. As soon as practicable and in any event within seven (7) days after the end of each week (including the week in which this Agreement is executed), the Borrowers shall furnish to each of the Lenders weekly sales reports for the Borrowers in form and substance reasonably satisfactory to the Agent, and certified by a Designated Financial Officer. As soon as practicable and in any event within seven (7) days after the end of each week (including the week in which this Agreement is executed), the Borrowers shall furnish to each of the Lenders a weekly Inventory report and Borrowing Base Certificate for the Borrowers in form and substance reasonably satisfactory to the Agent, and certified by a Designated Financial Officer.

                     Certain Reports.  Upon the reasonable
request of the Agent, the Borrowers and the Guarantor shall provide the Agent with copies of all consultants' reports, investment bankers' reports, final business plans, and similar documents. The Borrowers and the Guarantor shall not be obligated to provide copies of any documents which are subject to an evidentiary privilege and as to which disclosure to the Agent would cause such privilege to be waived, but if the Borrowers claim that any document is so privileged, they shall promptly provide the Agent with a letter describing the document and stating the basis for such claim of privilege.

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
                     Pleadings, etc.  The Borrowers and the
Guarantor shall give or cause to be given or served on the Agent and its counsel copies of all pleadings, motions, applications, financial information and other papers and documents filed by either Borrower or the Guarantor in the Chapter 11 Cases.

                     Reports to Committees. Promptly after the sending thereof, the Borrowers and the Guarantor shall give the Agent copies of all written reports given by either Borrower or the Guarantor to any official or unofficial creditors' committee in the Chapter 11 Cases.

                     Other Reports and Information. Promptly upon their becoming available, the Borrowers and the Guarantor shall deliver to the Agent a copy of (i) all reports, financial statements or other information delivered by MGRE to its shareholders, (ii) all reports, proxy statements, financial statements and other information generally distributed by either Borrower or the Guarantor to their bondholders or the financial community in general and (iii) any audit or other reports submitted to either Borrower or the Guarantor by independent accountants in connection with any annual, interim or special audit of either Borrower or the Guarantor.

                     Further Information.  The Borrowers and the
Guarantor will promptly furnish to the Agent such other information and in such form as the Agent may reasonably request.

                     Projections. The Borrowers shall furnish to each of the Lenders on or before February 28, 1995 revised financial projections, in form and substance reasonably satisfactory to the Agent, for the fiscal year ended February 3, 1996, and such projections shall be prepared in accordance with the standard set forth in the second sentence of Section 6.16 hereof.

                     Notice of Event of Default. Promptly upon an officer of either Borrower or the Guarantor becoming aware of any Event of Default or Potential Default, such Borrower or the Guarantor shall give the Agent notice thereof, together with a written statement of a Designated Financial Officer setting forth the details thereof and any action with respect thereto taken or contemplated to be taken by such Borrower or the Guarantor.

                     Notice of Material Adverse Change.
Promptly upon an officer of either Borrower or the Guarantor becoming aware thereof, such Borrower or the Guarantor shall give the Agent notice of any Material Adverse Effect.

                     Visitation and Verification. The Borrowers and the Guarantor shall permit the Agent or such professionals or other Persons as the Agent may designate (i) to examine and inspect the books and records of the Borrowers and the Guarantor and take copies and extracts therefrom at reasonable times and during normal business hours upon the reasonable request of the Agent, (ii) to verify materials, leases, notes, receivables, deposit accounts and other assets of the Borrowers and the Guarantor from time to time, and (iii) to conduct a physical Inventory count and/or valuation at the distribution center and retail stores of the Borrowers, provided, that the Borrowers shall cause to be conducted at least one physical Inventory count in the twelve month period commencing on each of (A) the Entry Date and (B) the first anniversary of the Entry Date, and shall promptly after it becomes available provide to the Agent a copy of the written results of such physical Inventory count.
In addition to the physical Inventory count referred to in the preceding sentence, in the absence of continuing Event of Default, any additional count and/or valuation shall be conducted upon the reasonable request of the Agent (which additional count and/or valuation shall be based upon a representative random sample of the physical Inventory) provided that, during the continuance of an Event of Default, the Borrowers shall conduct additional counts and/or valuations based upon procedures satisfactory to the Agent upon the request of the Agent.

                     Environmental.

                     The Borrowers and the Guarantor shall
notify the Agent in writing, promptly upon, and in any event within 10 days after, an officer of either Borrower or the Guarantor learns of any of the following:

                               the receipt by either Borrower or
      the Guarantor of written notification that any real or personal property of either Borrower or the Guarantor is subject to any Environmental Lien;

                               notice of violation of any
      Environmental Law which could reasonably be expected to subject the Borrowers and the Guarantor in the aggregate to Environmental Liabilities and Costs of $250,000 or more; and

                          notice of the commencement of any
      judicial or administrative proceeding or investigation alleging a violation by either Borrower or the Guarantor of any Environmental Law, which if adversely determined could reasonably be expected to have a Material Adverse Effect.

                     UCC Search Results. On or before the date on which the Final Bankruptcy Court Order is entered, the Borrowers shall have provided the Agent with certified copies of requests for copies or information on Form UCC-11 or reports from a reporting company satisfactory to the Agent, listing as of the Filing Date all effective UCC financing statements, tax liens and judgment liens in each of the jurisdictions in which either Borrower or the Guarantor has a warehouse, distribution center, retail store or office, which name as debtor each of the Borrowers and the Guarantors, together with copies of such financing statements.

           8.0 Preservation of Existence and Franchises. Subject to Section 9.09 hereof, each of the Borrowers and the Guarantor shall maintain (which may be by virtue of the stay imposed in the Chapter 11 Cases) its corporate existence, rights and franchise in full force and effect in its jurisdiction of incorporation. Each of the Borrowers and the Guarantor shall qualify and remain qualified (which may be by virtue of the stay imposed in the Chapter 11 Cases) as a foreign corporation in each jurisdiction in which failure to qualify would have a Material Adverse Effect.

           8.0 Insurance. The Borrowers and the Guarantor shall maintain insurance at the levels currently in effect with financially sound and reputable insurers as listed on Schedule
6.17 hereto and promptly cause all such policies to show the Agent as loss payee or additional insured as its interest may appear on such policies and with respect to Inventory, all relevant policies shall name the Agent as loss payee on such policies, provided that, in the absence of a continuing Event of Default, the proceeds of any such insurance shall be paid to the Borrowers and used in the ordinary course of the Borrowers' businesses. Upon the request of the Agent, the Borrowers shall promptly, but in any event not later than fifteen days after any such request, provide to the Agent a copy of each such policy listed on Schedule 6.17.

           8.0 Maintenance of Properties. The Borrowers and the Guarantor shall (i) maintain or cause to be maintained in good repair, working order and condition the properties now or hereafter owned by them and (ii) make or cause to be made all needful and proper repairs, renewals, replacements and improvements thereto to the extent required so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (iii) maintain all leased property in compliance with the requirements of any applicable lease, in each case other than sales of property or rejection of leases approved by the Bankruptcy Court and otherwise permitted by the terms of this Agreement.

           8.0  Financial Accounting Practices, etc.

                     The Borrowers and the Guarantor shall make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect their transactions and dispositions of their assets and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization, (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                     The Borrowers shall maintain a system of internal procedures and controls sufficient to provide reasonable assurance that the information required to be set forth in each Borrowing Base Certificate (including, without limitation, information relating to the identification of assets which are Eligible Inventory as provided herein and the valuation thereof) is accurate in all material respects.

           8.0 Compliance with Laws. The Borrowers and the Guarantor shall comply with all applicable Laws (including but not limited to compliance in respect of products that they sell or service they perform, conduct of their businesses, or use, maintenance or operation of real and personal properties owned or possessed by them) with respect to which failure to comply would have a Material Adverse Effect.

           8.0 Further Assurances. The Borrowers and the Guarantor promptly shall do, execute, acknowledge, deliver, record, file, register and perform any and all such further acts, deeds, conveyances, estoppel certificates, assurances and other instruments as the Agent or the Majority Lenders may reasonably request from time to time in order (a) to carry out more effectively the purposes of this Agreement or any other Related Document, (b) to perfect and maintain the validity, effectiveness and priority of the Lien in the Collateral and the liens and security interests intended to be created by this Agreement and by any of the other Related Documents, and (c) to better assure, convey, grant, assign, transfer, preserve, protect and confirm unto the Lenders and Agent the rights granted or now or hereafter intended to be granted to the Lenders and the Agent under any Related Document. The assurances contemplated by this Section 8.07 shall be given under applicable nonbankruptcy Law as well as the Bankruptcy Code, it being the intention of the parties that the Agent or the Majority Lenders may request assurances under applicable nonbankruptcy Law, and such request shall be complied with (if otherwise made in good faith by the Agent or the Majority Lenders) whether or not the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order, as the case may be, is in force and whether or not dismissal of the Chapter 11 Cases or any other action by the Bankruptcy Court is imminent, likely or threatened.

           8.0 Maintenance of Accounts. The Borrowers and the Guarantor shall enter into Collection Account Agreements and a Restricted Account Agreement satisfactory to the Agent with respect to the accounts and financial institutions set forth on
Schedule 8.08 hereto and enter into similar agreements, in form and substance reasonably satisfactory to the Agent, with respect to any account that receives remittances and other proceeds of credit card sales of the Borrowers and the Guarantors, in each case, within 15 days after the Entry Date. Each of the Borrowers and the Guarantor agrees and covenants that all cash, all proceeds of the Inventory and all proceeds of Collateral, including, without limitation, all remittances from credit card sales by the Borrowers and the Guarantor, shall be deposited in a Depositary Account, a Collection Account or the Cash Concentration Account in a manner consistent with past practices. Each of the Borrowers and the Guarantor shall cause all funds in the Depository Accounts to be promptly transferred to a Collection Account or the Cash Concentration Account and shall cause all funds in the Collection Accounts to be promptly transferred to the Cash Concentration Account. In addition, each of the Borrowers and the Guarantor shall cause all remittances or other proceeds of credit card sales to be promptly transferred from the financial institution that receives such remittances or other proceeds to a Collection Account or the Cash Concentration Account.

           8.0 Taxes. Each of the Borrowers and the Guarantor shall pay and discharge, to the extent consistent with the rights and obligations of the Borrowers and the Guarantor as debtors-in-possession under the Bankruptcy Code, all post-petition taxes, assessments and governmental charges upon it, its income and its properties prior to the date on which penalties are attached thereto, unless and to the extent only that (a) such taxes, assessments and governmental charges shall be contested in good faith and by appropriate proceedings by either Borrower or the Guarantor, as the case may be, and (b) adequate reserves are maintained by such Borrower or the Guarantor with respect thereto.

           8.  Pension Plans.

                     Each of the Borrowers and the Guarantor and each ERISA Affiliate will furnish to the Agent forthwith upon filing or receipt, as the case may be, a copy of (A) any notice by either Borrower, the Guarantor or any ERISA Affiliate of a Benefit Plan termination sent to the PBGC under Section 4041 of ERISA, or (B) any notice sent or received by either Borrower, the Guarantor or any ERISA Affiliate under Section 4041, 4042, 4043, 4063, 4065, 4066 or 4068 or ERISA.

                     Each of the Borrowers and the Guarantor
will notify the Agent within ten (10) Business Days after it knows or has reason to know that a prohibited transaction (defined in Section 406 of ERISA and 4975 of the Code) has occurred with respect to a Plan and shall send a statement of the chief financial officer of such Person describing such transaction and the action which such Person has taken, is taking or proposes to take with respect thereto.

                     Each of the Borrowers and the Guarantor
shall notify the Agent within ten (10) Business Days after receipt by either Borrower, the Guarantor or any ERISA Affiliate of a notice from a Multiemployer Plan regarding the imposition of withdrawal liability and shall send copies of each such notice.

                     Each of the Borrowers and the Guarantor
shall notify the Agent within ten (10) Business Days after it sends notice of a plant closing or mass layoff (as defined in WARN) to employees.

                     Each of the Borrowers and the Guarantor and each ERISA Affiliate will furnish to the Agent as soon as practicable upon filing a copy of each Annual Report (Form 5500) in respect of each Benefit Plan.


                             ARTICLE
                      NEGATIVE COVENANTS

           The Borrowers and the Guarantor jointly and severally covenant to the Agent and the Lenders as follows, subject to waiver by the Majority Lenders as provided herein:

           9.0  Interim Bankruptcy Court Order; Final Bankruptcy
Court Order; Administrative Priority; Lien Priority; Payment of
Claims.

                     Neither the Borrowers nor the Guarantor
shall at any time seek, consent to or suffer to exist any modification, stay, vacation or amendment of the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order except for modifications and amendments mutually agreed to by the Majority Lenders.

                     Neither the Borrowers nor the Guarantor
shall at any time suffer to exist a priority for any administrative expense or unsecured claim against either Borrower or the Guarantor (now existing or hereafter arising of any kind or nature whatsoever, including without limitation any administrative expenses of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code) equal or superior to the priority of the Lenders and the Agent in respect of the Obligations, except for the Carve-Out Expenses having priority over the Obligations to the extent set forth in the definition of Agreed Administrative Expense Priorities.

                     Neither the Borrowers nor the Guarantor
shall at any time suffer to exist any Lien on any Collateral having a priority equal or superior to the Lien in favor of the Lenders and the Agent in respect of the Collateral, except for Permitted Liens, or any Liens on Inventory.

                     Prior to the date on which the Obligations have been paid in full in cash and the Revolving Credit Commitment of each Lender have been terminated, neither the Borrowers nor the Guarantor shall pay any administrative expense claims except (i) Priority Professional Expenses and (ii) other administrative expense claims incurred in the ordinary course of the business of the Borrowers and the Guarantor, in each case to the extent and having the order of priority set forth in the definition of Agreed Administrative Expense Priorities.

           9.0  Cumulative FIFO EBITDA.

                The Borrowers shall not permit Cumulative FIFO
EBITDA for the fiscal months listed below to be less than the amount specified opposite each such date:

               Month Ending           FIFO EBITDA
                February 1994        ($3,987,000)
                March 1994           ($5,550,000)
                April 1994           ($7,461,000)
                May 1994             ($7,942,000)
                June 1994            ($5,642,000)
                July 1994            ($7,163,000)
                August 1994            ($548,000)
                September 1994        $4,642,000
                October 1994          $3,817,000
                November 1994         $6,713,000
                December 1994        $30,567,000
                January 1995         $20,425,000
                February 1995        $21,189,000
                March 1995           $22,145,000
                April 1995           $23,014,000

                May 1995             $23,965,000
                June 1995            $25,151,000
                July 1995            $26,009,000
                August 1995          $27,351,000
                September 1995       $28,713,000
                October  1995        $29,611,000
                November 1995        $27,971,000
                December 1995        $25,075,000
                January 1996 (and thereafter)
                                     $24,463,000

           9.0 Liens. Neither the Borrowers nor the Guarantor shall at any time create, incur, assume or suffer to exist Liens on any of its properties or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except for the following ("Permitted Liens"):

                     the Lien in favor of the Agent on behalf of the Lenders with respect to the Collateral and the Lien in favor of the Letter of Credit Issuer in connection with the issuance of Letters of Credit by the Letter of Credit Issuer in connection with this Agreement;

                     Liens which were in existence on the Filing
      Date and which are listed on Schedule 9.03 hereof;

                     Deposits or pledges to secure utility and similar services, to secure workmen's compensation, unemployment insurance, old age benefits or other social security obligations, or in connection with or to secure the performance of bids, tenders, trade contracts or leases, or to secure statutory obligations, or stay, surety, appeal or custom bonds, or other pledges or deposits of like nature, and all in the ordinary course of business;

                     Liens on property to be used by the
      Borrowers or the Guarantor in the ordinary course of their business other than Inventory, securing payment of all or part of the purchase price thereof, and Liens with respect to equipment leases which equipment is used by the Borrowers or the Guarantor in the ordinary course of their business, provided that the aggregate amount of Indebtedness at any one time outstanding and secured by such Liens shall not exceed $5 million, and further provided that such Liens are confined solely to the property so purchased, improvements thereto and proceeds thereof;

                     Zoning restrictions, rights of way,
      consents, covenants, reservations, encumbrances, easements, minor restrictions on the use of real property, minor irregularities in title thereto and other minor Liens, charges and encumbrances that do not secure the payment of money or the performance of an obligation and that do not in the aggregate materially detract from the value of a property or asset to, or materially impair its use in the business of, the Borrowers and the Guarantor taken as a whole;

                     Nonconsensual Liens of warehousemen,
      materialmen, mechanics, carriers and landlords and other like Persons, which Liens arise in the ordinary course of either the Borrower's or the Guarantor's business;

                     Liens in connection with any taxes,
      assessments, charges, levies or claims that are not yet due and payable or which either Borrower or the Guarantor is contesting in good faith and by appropriate proceedings diligently conducted so long as reserves or other appropriate provisions as may be required by GAAP have been made therefor and so long as the failure to pay the same does not have a Material Adverse Effect; and

                     extensions, renewals or replacements of any Lien permitted pursuant to clauses (a) through (g) above;
      provided that the principal amount of the obligation secured thereby is not increased and that any such extension, renewal or replacement is limited to the property originally encumbered thereby.

           9.0  Indebtedness.  Neither Borrower nor the
Guarantor shall create, incur, assume or suffer to exist any Indebtedness, except for the following ("Permitted
Indebtedness"):

                     Indebtedness in favor of the Agent on
      behalf of the Lenders and to any Letter of Credit Issuer under any Letter of Credit Application;

                     Indebtedness secured by a Permitted Lien;

                     Indebtedness in existence on the Filing
      Date;
                     Indebtedness contemplated by the Interim
      Bankruptcy Court Order or the Final Bankruptcy Court Order;

                     accounts payable and accrued expenses
      arising out of transactions (other than borrowings) in the ordinary course of business; and

                     intercompany indebtedness between either
      Borrower and the Guarantor or between the Borrowers.

           9.0 Guarantees and Contingent Liabilities. Neither the Borrowers nor the Guarantor shall at any time be or become liable under any Guarantee, except:

                     Guarantees in favor of the Agent on behalf of the Lender;

                     Guarantees in existence on the Filing Date and which are listed on Schedule 9.05 hereto; and

                     contingent liabilities arising from the
      endorsement of negotiable or other instruments for deposit or collection or similar transactions in the ordinary course of business.

           9.0 Loans, Advances and Investments. Except as otherwise expressly permitted by this Section 9.06, neither the Borrowers nor the Guarantor shall at any time make or suffer to remain outstanding any loan or advance to, or purchase or acquire any stock, bond, note or security of, or any partnership interest (whether general or limited) in, or any other interest in, or make any capital contribution to, any other Person. By way of illustration, and without limitation of the foregoing, it is understood that the Borrowers and the Guarantor will be deemed to have made an advance to a Person: (x) to the extent that either the Borrowers or the Guarantor performs any service for such Person (including but not limited to management services), or transfers any property to such Person, and is not reimbursed for such service or property and (y) to the extent that either the Borrowers or the Guarantor pays any obligation on behalf of such Person. The amount of such advance shall be deemed to be the fair value of the services so performed or property so transferred (in the case of clause (x)) or the amount so paid by the Borrower or the Guarantors (in the case of clause (y)).

           The following are excepted from the operation of this
Section 9.06:

                     advances to employees to meet expenses
      incurred by such employees or with respect to salary advances and other similar advances, in each case to non-Affiliates and in the ordinary course of business;

                advances to employees not permitted by clause
(a) above in an aggregate amount not in excess of $50,000;

                     the Letter of Credit Cash Collateral
Account and the other accounts permitted or required to be maintained pursuant hereto, any investment of funds on deposit in the foregoing to the extent expressly permitted hereunder, subject to the provisions of 11 U.S.C. Section 345 or as otherwise authorized by the Bankruptcy Court;

                     loans and advances between either Borrower and the Guarantor or among the Guarantors; and

                     advances to or for the benefit of
      Subsidiaries of MGRE (which are not debtors in the Chapter
      11 Cases), in an aggregate amount not to exceed $4 million each calendar month, to pay the lease payments for the retail stores.

           9.0 Dividends and Related Distributions. Neither the Borrowers and nor Guarantor shall declare, make, pay or agree to pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of any shares of its capital stock or on account of the purchase, redemption, retirement or acquisition of any partnership interests or shares of capital stock (or warrants, options or rights therefor).

           9.0 Merger, etc. Neither the Borrowers nor the Guarantor shall merge with or into or consolidate with any other Person, or sell, lease (as lessor) or otherwise dispose of all or substantially all of its assets (whether in one transaction or in a series of transactions), or agree to do any of the foregoing.

           9.0 Dispositions of Assets. Neither the Borrowers nor the Guarantor shall sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily (any of the foregoing being referred to in this Section 9.09 as a "transaction" and any series of related transactions constituting but a single transaction), any of its properties or assets, tangible or intangible (including but not limited to sale, assignment, discount or other disposition of accounts, contract rights, chattel paper or general intangibles with or without recourse), except that the Borrowers and the Guarantor may engage in any of the following transactions without the release or consent of the Agent or the Majority Lenders:

                     transactions in the ordinary course of
      business;

                (i)  the disposition of assets in connection
      with store closings as a result of lease expirations, (ii) dispositions of assets (other than dispositions permitted by clauses (i) and (iii) of this Section 9.09(b)), other than Inventory, for fair market value, provided that the Book Value of the assets disposed of pursuant to this clause (ii) plus the Book Value of the equipment or fixtures sold under paragraph (c) of this Section 9.09, in the aggregate, do not exceed $10,000,000, (iii) dispositions of Inventory in connection with store closings, provided that the Borrowers shall use their best efforts to maximize the proceeds of the Inventory disposed of in connection with such store closings, and (iv) disposition of assets approved by the Majority Lenders in its sole judgment exercised reasonably, provided, further, that (A) not more than two hundred fifty (250) stores, in the aggregate, shall be closed pursuant to clauses (i),
      (ii) and (iii) of this Section 9.09(b) and (B) MGRE shall promptly report each such transaction under this Section 9.09(b) to the Lenders; and

                (c) sales of equipment or fixtures which are worn out or obsolete, provided that the Book Value of such equipment and fixtures plus the Book Value of the assets disposed of under clause (ii) of paragraph (b) of this Section 9.09, in the aggregate, do not exceed $10,000,000.

           9.  Affiliates.  Neither the Borrowers nor the
Guarantor will provide funds to any Affiliate except:

                     the Borrowers and the Guarantor may pay
      wages, salaries, directors' fees and related benefits and may make expense reimbursements to Affiliates in the ordinary course of business;

                     the Borrowers and the Guarantor may advance funds to their Subsidiaries for the payment of the normal and customary operating expenses of such Subsidiaries, provided that the aggregate amount of such normal and customary operating expenses shall not exceed $100,000; and

                     as permitted by Section 9.06(e).

           9. Continuation of or Change In Business. Each of the Borrowers and the Guarantor shall continue to engage in its business substantially as conducted and operated during the present and preceding fiscal year, and the Borrowers and the Guarantor will not engage in any other business.

           9. Capital Expenditures. MGRE shall not permit aggregate Capital Expenditures for MGRE and its Consolidated Subsidiaries to exceed in the aggregate (i) $18,000,000 during each of the periods from (A) the Entry Date through January 31, 1995 and (B) February 1, 1995 through January 31, 1996, and (ii) $4,500,000 during the period from February 1, 1997 through the Termination Date.

           9. Markup and Markdown Policies. The Borrowers shall not engage in policies or procedures with respect to markups or markdowns of Inventory which policies and procedures, including the timing, amount and implementation of such markups and markdowns, are inconsistent in any material respect with the past practices of the Borrowers absent the prior written consent of the Majority Lenders, which shall not be unreasonably withheld or delayed.

           9. Environmental. Neither the Borrowers nor the Guarantor shall dispose of any Contaminant by placing it in or on the ground or waters of any property owned or leased by it if, as the consequence of all such disposals, the Borrowers and the Guarantor would incur Environmental Liabilities and Costs in excess of $1,000,000.

           9. ERISA. Neither the Borrowers nor the Guarantor will, so long as any of the Obligations are outstanding and this Agreement has not been terminated:

                     engage in any prohibited transaction
      described in Section 406 of ERISA or 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the Department of Labor;

                     permit, or permit any ERISA Affiliate to permit, any enforceable Lien from arising under Section
      412(n) of the Code;

                     amend or permit any ERISA Affiliate to
      amend any Benefit Plan in a manner that would require security under Section 307 of ERISA; or

                     request or permit any ERISA Affiliate to request a waiver of the minimum funding requirements under
      Section 412 of the Code in respect of any Benefit Plan.

           9. Maintenance of Inventory. The Borrowers shall not permit the aggregate amount of their Inventory (valued at Book Value) at the end of each fiscal month set forth below to be less than or more than the amounts specified opposite such month set forth below:

            Fiscal Month         Minimum Amount    Maximum Amount
         February 1994           $ 84,790,000       $127,186,000
         March 1994              $100,768,000       $151,152,000
         April 1994              $101,955,000       $152,933,000
         May 1994                $105,222,000       $157,834,000

         June 1994               $111,282,000       $166,922,000
         July 1994               $121,824,000       $182,736,000
         August 1994             $120,461,000       $180,691,000
         September 1994          $114,189,000       $171,283,000
         October 1994            $122,713,000       $184,069,000
         November 1994           $132,782,000       $199,172,000
         December 1994           $ 87,137,000       $130,705,000
         January 1995            $ 88,748,000       $133,122,000
         February 1995           $ 83,449,000       $125,173,000
         March 1995              $ 99,472,000       $149,208,000
         April 1995              $100,813,000       $151,219,000
         May 1995                $104,256,000       $156,384,000
         June 1995               $110,538,000       $165,806,000
         July 1995               $121,123,000       $181,685,000
         August 1995             $119,942,000       $179,914,000
         September 1995          $113,976,000       $170,964,000
         October 1995            $122,604,000       $183,906,000
         November 1995           $132,634,000       $198,952,000
         December 1995           $ 87,378,000       $131,066,000
         January 1996            $ 89,440,000       $134,160,000
         February 1996           $ 83,449,000       $125,173,000
         March 1996              $ 99,472,000       $149,208,000
         April 1996              $100,813,000       $151,219,000

           9.  Payments.  Neither the Borrowers nor the
Guarantor shall make any payment of principal or interest or otherwise on account of any Indebtedness or trade payable incurred prior to the Filing Date, provided that such payments may be made: (i) to the holders of, or in respect of, wage, salary, commission and employee benefit obligations (including expense reimbursements) which arose prior to the Filing Date;
(ii) to landlords in connection with the assumption of unexpired leases under Section 365 of the Bankruptcy Code in an aggregate amount not to exceed $4,000,000; (iii) to holders of secured indebtedness of the Borrowers and the Guarantor in such amounts as are determined by the Bankruptcy Court, not to exceed (A) the regularly scheduled payments of principal and interest on the $5,000,000 of Indebtedness described on Schedule 9.17 hereto and
(B) the scheduled payments of interest on the $10,000,000 of Indebtedness described on Schedule 9.17 hereto; and (iv) to other Persons in an aggregate amount not to exceed $3,000,000, in each case after prior written notice of such payment has been given by MGRE to the Agent and subject to approval of the Bankruptcy Court. Nothing contained in this Section 9.17 shall prevent the Borrowers from effecting the payment of or otherwise issuing goods or refunds in connection with payroll taxes, trust fund taxes, sales taxes, gift certificates and layaways.

                             ARTICLE
                           DEFAULTS

           10.0 Events of Default. An Event of Default shall mean the occurrence or existence of one or more of the following events or conditions (whatever the reason for such Event of Default and whether voluntary, involuntary or effected by operation of Law):

                     The Borrowers or the Guarantor shall fail to make any payment of principal under this Agreement or any Reimbursement Obligation when due; or the Borrowers or the Guarantor shall fail to pay when due any other amount payable under this Agreement or any other Related Document (including but not limited to the making of deposits in the Depository Accounts, the Collection Accounts, the Cash Concentration Account or the Letter of Credit Cash Collateral Account), including any interest or fee due hereunder or under the Fee Letter or any other Related Document and such failure shall continue unremedied for more than five business days; or

                     Any representation or warranty made by the Borrowers or the Guarantor under this Agreement or any other Related Document or any material statement made by the Borrowers or the Guarantor in any financial statement, certificate, report, or document furnished to the Agent or the Lenders pursuant to or in connection with this Agreement or any other Related Document, shall, when taken together with all other information supplied by the Borrowers and the Guarantor to the Agent or the Lenders, prove to have been false or misleading in any material respect as of the time when made (including by omission of material information necessary to make such representation, warranty or statement, in light of the circumstances under which it was made, not misleading); or

                     The Borrowers or the Guarantor shall
      default in the performance or observance of any covenant contained in Section 8.03, Section 8.08 or Article IX hereof; or

                     The Borrowers or the Guarantor shall
      default in the performance or observance of (i) the covenants contained in Section 8.01 and such default shall continue unremedied for a period of five (5) days, or (ii) any other covenant, agreement or duty under this Agreement or any other Related Document (to the extent not otherwise set forth in this Section 10.01) and such default shall have continued unremedied for a period of 30 days; or

                     An order with respect to any of the Chapter
      11 Cases shall be entered by the Bankruptcy Court, or either the Borrower or the Guarantor shall file an application for an order with respect to any of the Chapter 11 Cases (i) appointing a trustee under Section 1104 in any such Case or (ii) appointing an examiner in such Case with enlarged powers (beyond those set forth in Section 1106(a)(3)and (4) of the Bankruptcy Code) relating to the operation of the business under Section 1106(b) of the Bankruptcy Code; or

                     An order with respect to any of the Chapter
      11 Cases shall be entered by the Bankruptcy Court converting such chapter 11 case to a chapter 7 case; or

                     An order shall be entered by the Bankruptcy
      Court confirming a plan or plans of reorganization in any of the Chapter 11 Cases which does not contain a provision for termination of the Revolving Credit Commitments and payment in full in cash of all Obligations of the Borrowers and the Guarantor hereunder and under the other Related Documents on or before the effective date of such plan or plans upon entry thereof; or

                     An order shall be entered by the Bankruptcy
      Court dismissing any of the Chapter 11 Cases which does not contain a provision for termination of the Revolving Credit Commitments and payment in full in cash of all Obligations of the Borrowers and the Guarantor hereunder and under the other Related Documents upon entry thereof; or

                     An order with respect to any of the Chapter
      11 Cases shall be entered by the Bankruptcy Court without the express prior written consent of the Majority Lenders
      (i) to revoke, reverse, stay, modify, supplement or amend the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order, or (ii) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority as to either Borrower or the Guarantor equal or superior to the priority of the Lenders and the Agent in respect of the Obligations, except for allowed administrative expenses having priority over the Obligations to the extent set forth in the definition of Agreed Administrative Expense Priorities, or (iii) to grant or permit the grant of a Lien on the Collateral or the Inventory; or

                     An application for any of the orders
      described in clauses (e), (f), (g), (h) or (i) above shall be made by a Person other than the Borrowers or the Guarantor and such application is not contested by the Borrowers and the Guarantor in good faith and the relief requested is granted in an order that is not stayed pending appeal; or

                     An order shall be entered by the Bankruptcy
      Court that is not stayed pending appeal granting relief from the automatic stay to any creditor of either Borrower or the Guarantor with respect to any claim in an amount equal to or exceeding $2,000,000 in the aggregate for the Borrowers and the Guarantor; provided, however, that it shall not be an Event of Default if relief from the automatic stay is granted (i) solely for the purpose of allowing such creditor to determine the liquidated amount of its claim against the Borrower or such Guarantor, (ii) to permit the commencement of and/or prosecution of a proceeding to collect against an insurance company, or
      (iii) to permit a landlord to exercise its rights in connection with the rejection or expiration of a lease for a retail store; or

                     Either Borrower or the Guarantor shall have entered into any consent or settlement decree or agreement or similar arrangement with a Governmental Authority or any judgment, order, decree or similar action shall have been entered against either Borrower or the Guarantor based on or arising from the violation of or pursuant to any Environmental Law, or the generation, storage, transportation, treatment, disposal or Release of any Contaminant and, in connection with all of the foregoing, the Borrowers and the Guarantor incur Environmental Liabilities and Costs which are unstayed, due and owing in an aggregate amount in excess of $1,000,000; or

                     Any Termination Event occurs which the
      Agent believes would be reasonably likely to obligate either Borrower or the Guarantor to make payment on or before the Termination Date in an aggregate amount in excess of $1,000,000.

           10.0  Consequences of an Event of Default.  If an
Event of Default shall occur and be continuing or shall exist the Agent may, and upon the direction of the Majority Lenders, shall by notice to MGRE,

                     declare the Revolving Credit Commitment of each Lender and the Current Commitment terminated, whereupon the Revolving Credit Commitment of each Lender and the Current Commitment will terminate immediately and any fees hereunder shall be immediately due and payable without further order of or application to the Bankruptcy Court, presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue; or

                     declare the unpaid principal amount of the Notes, interest accrued thereon, the total amount of the Letter of Credit Exposure that is not cash collateralized in accordance with this Agreement and all other amounts owing by the Borrowers and the Guarantor hereunder or under the Notes to be immediately due and payable without further order of or application to the Bankruptcy Court, presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue; or

                     give notice to MGRE of the occurrence and continuance of an Event of Default; or

                     at any time when there are no Loans
           outstanding, maintain cash collateral (to the extent the Borrowers have or receive cash) equal to 105% of all outstanding Letters of Credit; or

                     apply all funds deposited in the Cash
           Concentration Account, Collection Accounts and in the Letter of Credit Cash Collateral Account to the payment, in whole or in part, of the Obligations; or

                     set-off amounts in the Cash Concentration
           Account, the Letter of Credit Collateral Account, Collection Accounts or any other account under the dominion and control of the Agent and apply such amounts to the Obligations of the Borrowers and the Guarantor hereunder and under the Related Documents.

           10.0 Certain Remedies. If an Event of Default occurs, each of the Agent and the Lenders may exercise all rights and remedies which it may have hereunder or under any other Related Document or at law (including but not limited to the Bankruptcy Code and the Uniform Commercial Code) or in equity or otherwise. All such remedies shall be cumulative and not exclusive.

                             ARTICLE
                        MISCELLANEOUS

           11.0 Holidays. Except as otherwise provided herein, whenever any payment or action to be made or taken hereunder or under the Notes shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

           11.0 Records. The unpaid principal amount of the Notes, the unpaid interest accrued thereon, the interest rate or rates applicable to such unpaid principal amount, the duration of such applicability, the Current Commitment, the Stated Amount of each Letter of Credit, the principal amount of all Reimbursement Obligations, the Letter of Credit Exposure, and the accrued and unpaid commitment fee, facility fee, agent's fee, Unused Line Fee and Letter of Credit fees shall at all times be ascertained from the records of the Agent, which shall be conclusive absent manifest error.

           11.0  Amendments and Waivers.    No amendment or
modification of any provision of this Agreement or of any of the Notes shall be effective without the written agreement of the Majority Lenders, the Borrowers and the Guarantor and no termination or waiver of any provision of this Agreement or of any of the Notes, or consent to any departure by the Borrowers and the Guarantor therefrom, shall in any event be effective without the written concurrence of the Majority Lenders, which the Majority Lenders shall have the right to grant or withhold at their sole discretion; except that any amendment, modification, or waiver of (i) any provision of Article II or III which amendment, modification or waiver increases the Revolving Credit Commitment of any Lender, changes the principal amount or the final maturity of the Loans or Letters of Credit, or reduces the interest rate applicable to the Loans or the amount of the fees payable pursuant hereto, (ii) the definitions of "Termination Date", "Majority Lenders" and "Pro Rata Shares",
(iii) any provision in this Agreement or any Related Document which amendment, modification or waiver releases or subordinates the super priority claim status of the Obligations (except as permitted in this Agreement and the Related Documents) or releases the Guarantor, (iv) any provision of this Agreement that would permit Liens on Inventory of the Borrowers (except as otherwise permitted in this Agreement) or (v) the provisions contained in this Section 11.03, shall be effective only if evidenced by a writing signed by or on behalf of all Lenders.
No amendment, modification, termination, or waiver of any provision of Article XII or any other provision referring to the Agent shall be effective without the written concurrence of the

Agent. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on either Borrower or the Guarantor in any case shall entitle the Borrowers or the Guarantor to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent effected in accordance with this Section 11.03 shall be binding on each Lender, each future Lender, and, if signed by the Borrowers and the Guarantor, on the Borrowers and the Guarantor.

                     Notwithstanding anything to the contrary contained in subsection 11.03(a), in the event that the Borrowers request that this Agreement be amended or otherwise modified in a manner which would require the unanimous consent of all of the Lenders and such amendment or other modification is agreed to by the Majority Lenders, then, with the consent of the Borrowers and the Majority Lenders, the Borrowers and the Majority Lenders may amend this Agreement without the consent of the Lender or Lenders which did not agree to such amendment or other modification (collectively the "Minority Lenders") to provide for (w) the termination of the Revolving Credit Commitment of each of the Minority Lenders, (x) the addition to this Agreement of one or more other Lenders, or an increase in the Revolving Credit Commitment of one or more of the Majority Lenders, so that the Revolving Credit Commitments after giving effect to such amendment shall be in the same aggregate amount as the Revolving Credit Commitments immediately before giving effect to such amendment, (y) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new Lenders or Majority Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans of the Minority Lenders immediately before giving effect to such amendment and (z) the payment of all fees and other Obligations payable or accrued in favor of the Minority Lenders and such other modifications to this Agreement as the Borrowers and the Majority Lenders may determine to be appropriate.

           11.0 No Implied Waiver; Cumulative Remedies. No course of dealing and no delay or failure of the Lenders or the Agent in exercising any right, power or privilege under this Agreement, the Notes or any other Related Document shall affect any other or future exercise thereof or exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of the Lenders or the Agent under this Agreement, the Notes and the other Related Documents are cumulative and not exclusive of any rights or remedies which the Lenders or the Agent have thereunder or at law or in equity or otherwise. The Lenders or the Agent may exercise their rights and remedies against the Borrowers, the Guarantor and the Collateral as the Lenders and the Agent may elect, and regardless of the existence or adequacy of any other right or remedy.

           11.0  Notices.

                     All notices, requests, demands, directions and other communications (collectively "notices") under the provisions of this Agreement or the Notes shall be in writing (including telexed and telecopied communication) unless otherwise expressly permitted hereunder and shall be sent by first-class or first-class express mail, or by telex or telecopy with confirmation in writing mailed first-class, or by overnight courier, or by personal delivery, in all cases with charges prepaid. Any properly given notice shall be effective when received. All notices shall be sent to the applicable party at the address stated on the signature page hereof together with, in the case of a letter of credit request and Letter of Credit Application sent pursuant to Section 3.01(a), a copy to the Agent at the address for the Agent provided on the signature page hereof, or in accordance with the last unrevoked written direction from such party to the other parties hereto.

                     Nothing in this Agreement or in any other
Related Document shall be construed to limit or affect the obligation of the Borrowers, the Guarantor or any other Person to serve upon the Agent in the manner prescribed by the Bankruptcy Code any pleading or notice required to be given to the Agent pursuant to the Bankruptcy Code.

                     The Lenders and the Agent may rely, and
shall be fully protected in relying, on any notice purportedly made by or on behalf of either Borrower or the Guarantor, and the Lenders and the Agent shall have no duty to verify the identity or authority of any Person giving such notice. The preceding sentence shall apply to all notices whether or not made in a manner authorized or required by this Agreement or any other Related Document.

                     Unless the context otherwise requires, the obligations, duties, agreements, representations and warranties of the Borrowers and the Guarantor hereunder shall for all purposes be joint and several. In addition, in acting hereunder, the Agent and the Lenders shall be entitled (i) conclusively to rely upon the direction, notice, request or other communication received from MGRE without the need to confirm or otherwise communicate with MGRD or the Guarantor hereunder, and (ii) to give any direction, notice, request or other communication to MGRE without the need to confirm or otherwise communicate with MGRD or the Guarantor hereunder, and any such direction, notice, request or other communication (whether from or to MGRE) shall be conclusive, binding and enforceable against the Borrowers and the Guarantor.

           11.0  Expenses; Taxes; Attorneys' Fees;
Indemnification. The Borrowers jointly and severally agree to pay or cause to be paid, on demand, and to save the Agent (and, in the case of clauses (c) through (m) below, the Lenders) harmless against liability for the payment of, all reasonable out-of-pocket expenses, regardless of whether the transactions contemplated hereby are consummated, including but not limited to reasonable fees and expenses of counsel for the Agent (and, in the case of clauses (c) through (m) below, the Lenders), accounting, due diligence, periodic field audits, investigation, monitoring of assets, syndication, miscellaneous disbursements, examination, travel, lodging and meals, incurred by the Agent (and, in the case of clauses (c) through (m) below, the Lenders) from time to time arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Related Documents, (b) any requested amendments, waivers or consents to this Agreement or the other Related Documents whether or not such documents become effective or are given, (c) the preservation and protection of any of the Agent's and the Lender's rights under this Agreement or the other Related Documents, (d) the defense of any claim or action asserted or brought against the Agent or the Lenders by any Person that arises from or relates to this Agreement, any other Related Document, the Agent's or the Lender's claims against the Borrowers, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Related Document, (f) the filing of any petition, complaint, answer, motion or other pleading by the Agent or the Lenders, or the taking of any action in respect to Collateral or other security, in connection with this Agreement or any other Related Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Related Document, (h) any attempt to enforce any lien or security interest in any Collateral or other security in connection with this Agreement or any other Related Document, (i) any attempt to collect from either Borrower or the Guarantor, (j) the receipt of any advice with respect to any of the foregoing, (k) all Environmental Liabilities and Costs arising from or in connection with the past, present or future operations of Borrowers or the Guarantor or any of their Subsidiaries involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Contaminants on, upon or into such property, (l) any costs or liabilities incurred in connection with the investigation, removal, cleanup and/or remediation of any Contaminant present or arising out of the operations of any facility of either Borrower or the Guarantor or any of their Subsidiaries, or (m) any costs or liabilities incurred in connection with any Environmental Lien. Without limitation of the foregoing or any other provision of any Related Document:
(x) the Borrowers and the Guarantor jointly and severally agree to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Agent or any of the Lenders to be payable in connection with this Agreement or any other Related Document, and the Borrowers and the Guarantor agree jointly and severally to save the Agent and the Lenders harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, and (y) if either Borrower or the Guarantor fail to perform any covenant or agreement contained herein or in any other Related Document, the Agent may itself perform or cause performance of such covenant or agreement, and the expenses of the Agent incurred in connection therewith shall be reimbursed on demand by the Borrowers and the Guarantor. The Borrowers and the Guarantor jointly and severally agree to indemnify and defend the Agent and the Lenders and their directors, officers, agents, employees and affiliates (collectively the "Indemnified Parties") from, and hold each of them harmless against, any and all losses, liabilities, claims, damages, costs or expenses of any nature whatsoever (including reasonable attorneys' fees and amounts paid in settlement) incurred by, imposed upon or asserted against any of them arising out of or by reason of any investigation, litigation or other proceeding brought or threatened relating to, or otherwise arising out of or relating to, the execution of this Agreement or any other Related Document, the transactions contemplated hereby or thereby or any Loan or proposed Loan or Letter of Credit or proposed Letter of Credit hereunder (including, but without limitation, any use made or proposed to be made by the Borrowers or any of their affiliates of the proceeds of any thereof, or the delivery or use or transfer of or the payment or failure to pay under any Loan or Letter of Credit) but excluding any such losses, liabilities, claims, damages, costs or expenses to the extent finally judicially determined to have resulted from the gross negligence or willful misconduct of the Indemnified Parties.

           11.0 Application. Except to the extent, if any, expressly set forth in this Agreement or in the Related Documents, the Agent and the Lenders shall have the right to apply any payment received or applied by it in connection with the Obligations to such of the Obligations then due and payable as it may elect.

           11.0 Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

           11.0 Governing Law. This Agreement and the Notes shall be deemed to be contracts under the laws of the State of New York, without regard to choice of law principles, and for all purposes shall be governed by and construed and enforced in accordance with the laws of said State except as the law is governed by the Bankruptcy Code.

           11. Prior Understandings. This Agreement supersedes all prior understandings and agreements, whether written or oral, among the parties hereto relating to the transactions provided for herein other than the Fee Letter.

           11. Duration; Survival. All representations and warranties of the Borrowers and the Guarantor contained herein or made in connection herewith shall survive the making of and shall not be waived by the execution and delivery of this Agreement, the Notes or any other Related Document, any investigation by or knowledge of the Agent or the Lenders, the making of any Loan hereunder, or any other event whatever. All covenants and agreements of the Borrowers and the Guarantor contained herein shall continue in full force and effect from and after the date hereof so long as the Borrowers may borrow hereunder and until the Obligations have been paid in full and no Letters of Credit remain outstanding. Without limitation, it is understood that all obligations of the Borrowers and the Guarantor to make payments to or indemnify the Agent and the Lenders (including, without limitation, obligations arising under Section 11.06 hereof) shall survive the payment in full of the Notes and all Reimbursement Obligations and of all other obligations of the Borrowers and the Guarantor thereunder and hereunder, termination of this Agreement and all other events whatsoever and whether or not any Loans are made or Letters of Credit issued hereunder.

           11. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

           11. Assignments; Participations. (a) CIT shall have the right at any time to assign to one or more commercial banks or other financial institutions a portion of its rights and obligations under this Agreement (including, without limitation, a portion of its Revolving Credit Commitment, the Loans owing to it and its rights and obligations as a Lender with respect to Letters of Credit); provided, however, that (i) CIT shall retain at least 36% of the aggregate Revolving Credit Commitments subject to any reductions of the Revolving Credit Commitment set forth in the Interim Bankruptcy Court Order, the Final Bankruptcy Court Order and this Agreement, (ii) the identity of each such assignee shall be subject to the consent of the Borrower, which consent shall not be unreasonably withheld or delayed, and (iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register (as hereinafter defined), an Assignment and Acceptance. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letters of Credit) of a Lender hereunder and (B) CIT shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

                (b) By executing and delivering an Assignment and Acceptance, CIT and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:
(i) other than as provided in such Assignment and Acceptance, CIT makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Related Document furnished pursuant hereto; (ii) CIT makes no representation or warranty and assumes no responsibility with respect to the financial condition of either Borrower, the Guarantor or any of their Subsidiaries or the performance or observance by either Borrower, the Guarantor or any of their Subsidiaries of any of their obligations under this Agreement or any other Related Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

(v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

                (c)  The Agent shall maintain at its address
referred to on the signature page hereto, a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitment of, and principal amount of the Loans owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Guarantor, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers, the Guarantor and any Lender at any reasonable time and from time to time upon reasonable prior notice.

                (d)  Upon its receipt of an Assignment and
Acceptance executed by CIT, an assignee, the Agent, the Borrowers and the Guarantor, the Agent shall, if such Assignment and Acceptance has been completed and is in form and substance satisfactory to the Agent, (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register.

                (e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment and the Loans owing to it and its participation in Letters of Credit); provided that (a) such Lender's obligations under this Agreement (including, without limitation, its Revolving Credit Commitment hereunder) shall remain unchanged; (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement; (c) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (y) action directly effecting an extension of the maturity dates of the Loans, or (z) action directly effecting an increase of any of the Revolving Credit Commitments or principal amounts of Loans or a decrease in the rate of interest payable on the Loans; and (d) such Lender shall
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require any participant to which it has sold a participation to agree that it shall not, in turn, sell less than all of such participation to any Person other than an Affiliate of such Lender; provided that any such sale of all of a participation shall be subject to the conditions of this subsection 11.13(e) to the same extent as if it were a sale of a participation by a Lender.

                (f) Notwithstanding the foregoing provisions of this Section 11.13, each Lender may at any time sell, assign, transfer, or negotiate all or any part of its rights and obligations under this Agreement to any Affiliate of such Lender.

           11. Successors and Assigns. This Agreement and the other Related Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (including, except for the right to request Loans or Letters of Credit, any trustee succeeding to the rights of either Borrower or the Guarantor pursuant to chapter 11 of the Bankruptcy Code or pursuant to any conversion to a case under chapter 7 of the Bankruptcy Code), except that neither the Borrowers nor the Guarantor may assign or transfer any of its rights hereunder without the prior written consent of all of the Lenders.

           11. Lenders and Agent as Parties in Interest. The Borrowers and the Guarantor hereby stipulate and agree that the Lenders and the Agent are and shall remain parties in interest in the Chapter 11 Cases and shall have the right to participate, object and be heard in any motion or proceeding in connection therewith. Nothing in this Agreement or any other Related Document shall be deemed to be a waiver of any of any Lender's or the Agent's rights or remedies under applicable law or documentation. Without limitation of the foregoing, each Lender and the Agent shall have the right to make any motion or raise any objection it deems to be in its interest (specifically including but not limited to objections to use of proceeds of the Loans, use of Letters of Credit, to payment of professional fees and expenses or the amount thereof, to sales or other transactions outside the ordinary course of business or to assumption or rejection of any executory contract or lease), provided that neither the Agent nor any Lender will exercise such right if the action or inaction by either Borrower or the Guarantor which is the subject of such motion or objection is expressly permitted by any covenant or provision of this Agreement.

           11. Confidentiality. Upon delivering to any Lender or the Agent, or permitting any Lender or the Agent to inspect, any written information pursuant to this Agreement, each Lender and the Agent shall treat such information as confidential to
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the extent such information is conspicuously marked
confidential. Each Lender and the Agent agrees to hold such information in confidence from the date of disclosure thereof. Subject to the other provisions of this Section 11.16, each Lender and the Agent may disclose confidential information to its officers, directors, employees, attorneys, accountants or other professionals engaged by any Lender or the Agent only after determining that such third party has signed a confidentiality agreement obligating such third party to hold such information in confidence to the same extent as if it were a Lender. Notwithstanding the foregoing, the provisions of this
Section 11.16 shall not apply to information within any one of the following categories or any combination thereof: (i) information the substance of which, at the time of disclosure by any Lender or the Agent, has been disclosed to or is known to any creditor or official or unofficial creditors' committee (other than information as to which such creditor or creditor's committee is then under an obligation of nondisclosure), or any Person other than (A) a director, officer, employee or agent of any of either Borrower or the Guarantor or a professional engaged by either Borrower or the Guarantor and (B) a Person who is then under an obligation of nondisclosure (otherwise than as a consequence of a wrongful act of any Lender or the Agent),
(ii) information which any Lender or the Agent had in its possession prior to receipt thereof from the disclosing party, or (iii) information received by any Lender or the Agent from a third party having no obligations of nondisclosure with respect thereto. Nothing contained in this Section 11.16 shall prevent any disclosure: (x) believed in good faith by any Lender or the Agent to be required by any Law or guideline or interpretation or application thereof by any Governmental Authority, arbitrator or grand jury charged with the interpretation or administration thereof or compliance with any request or directive of any Governmental Authority, arbitrator or grand jury (whether or not having the force of law), (y) determined by counsel for any Lender or the Agent to be necessary or advisable in connection with enforcement or preservation of rights under or in connection with this Agreement or any other Related Document or
(z) of any information which has been made public by a Person other than any Lender or the Agent. The Lenders and the Agent shall have the right to disclose any confidential information described in this Section 11.16 to the Letter of Credit Issuer and to an assignee or prospective assignee or to a participant or prospective participant in Loans hereunder, provided that the assigning or selling Lender shall have obtained from such assignee or prospective assignee or participant or prospective participant an agreement to hold such information in confidence to the same extent as if it were a Lender.

           11. Waiver of Jury Trial. BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWERS AND THE
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GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES
ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT, THE NOTES OR ANY OTHER RELATED DOCUMENT, ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE AGENT, THE LENDERS, THE BORROWERS OR THE GUARANTOR IN CONNECTION HEREWITH OR THEREWITH. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT AND THE LENDERS TO ENTER INTO THIS AGREEMENT.

           11.18  Defaulting Lender.    Notwithstanding anything
to the contrary contained herein, in the event that any Lender
(x) refuses (which refusal constitutes a breach by such Lender of its obligations under this Agreement and which has not been retracted) to make available its portion of any Loan or (y) notifies the Agent and/or the Borrowers that it does not intend to make available its portion of any Loan (each, a "Lender Default"), all rights and obligations hereunder of the Lender (a "Defaulting Lender") as to which a Lender Default is in effect and of the other parties hereto shall be modified by this
Section 11.18 while such Lender Default remains in effect.

                  Loans shall be incurred pro rata from the Lenders (the "Non-Defaulting Lenders") which are not Defaulting Lenders based on their respective Revolving Credit Commitments, and no Revolving Credit Commitment shall be increased as a result of such Lender Default. Amounts received in respect of principal of the Loans shall be applied to reduce the Loans of each of the Lenders pro rata based on the aggregate of the outstanding Loans of all of the Lenders at the time of such application; provided that, such amount shall not be applied to any Loan of a Defaulting Lender at any time when, and to the extent that, the aggregate amount of Loans of any Non-Defaulting Lender exceeds such Non-Defaulting Lenders' Pro Rata Share of all Loans then outstanding.

                  The Non-Defaulting Lenders shall participate in Letters of Credit on the basis of their respective Pro Rata Shares, determined, however, as if the Revolving Credit Commitment of a Defaulting Lender is zero, and shall receive Letter of Credit Fees on such basis. A Defaulting Lender shall not be entitled to receive any portion of the Unused Line Fees, the Letter of Credit Fees or any indemnity arising from its commitment to make Loans and/or participate in Letters of Credit.

                  A Defaulting Lender shall not be entitled to give instructions to the Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Related Documents. All amendments, waivers and other modifications of this Agreement and the Related Documents may be
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made without regard to a Defaulting Lender and, for purposes of the definition of "Majority Lenders", a Defaulting Lender shall be deemed not to be a Lender, not to have a Revolving Credit Commitment and not to have Loans outstanding.

                  Other than as expressly set forth in this
Section 11.18, the rights and obligations of a Defaulting Lender (including the obligation to indemnify the Agent) and the other parties hereto shall remain unchanged. Nothing in this Section
11.18 shall be deemed to release any Defaulting Lender from its Revolving Credit Commitment hereunder, shall alter such Revolving Credit Commitment, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which the Borrowers, the Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.


                             ARTICLE
                          THE AGENT

           12.0 Appointment. Each Lender hereby designates and appoints CIT as its Agent under this Agreement and the Related Documents, and each Lender hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and the Related Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. The Agent agrees to act as such on the express conditions contained in this Article XII. The provisions of this Article XII are solely for the benefit of the Agent and the Lenders and the Borrowers nor the Guarantor shall have any rights as a third party beneficiary of any of the provisions hereof (other than as expressly set forth in Section 12.07). In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for either Borrower or the Guarantor. The Agent may perform any of its duties hereunder, or under the Related Documents, by or through its agents or employees.

           12.0 Nature of Duties. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement or in the Related Documents. The duties of the Agent shall be mechanical and administrative in nature. The Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Related Documents, express or implied, is intended to or shall be construed to impose upon the Agent any obligations in respect of this Agreement or any of the
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Related Documents except as expressly set forth herein or
therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Borrowers and the Guarantor in connection with the making and the continuance of the Loans hereunder and with the issuance of the Letters of Credit and shall make its own appraisal of the creditworthiness of the Borrowers and the Guarantor, and the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the initial Credit Extension hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, the Agent shall provide to such Lender any documents or reports delivered to the Agent by either Borrower or the Guarantor pursuant to the terms of this Agreement or any Related Document. If the Agent seeks the consent or approval of the Majority Lenders to the taking or refraining from taking any action hereunder, the Agent shall send notice thereof to each Lender. The Agent shall promptly notify each Lender any time that the Majority Lenders have instructed the Agent to act or refrain from acting pursuant hereto.

           12.0 Rights, Exculpation, Etc. Neither the Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Related Documents, or in connection herewith or therewith, except that the Agent shall be obligated on the terms set forth herein for performance of its express obligations hereunder and except that no Person shall be relieved of any liability imposed by law for intentional tort. The Agent shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to
Section 2.08(c), and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or for any execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the Related Documents or the transactions contemplated thereby, or for the financial condition of either Borrower or the Guarantor. The Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Related Documents or the financial condition of either Borrower or the Guarantor, or the existence or possible existence of any Potential Event of Default or Event of Default. The Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement
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or of any of the Related Documents the Agent is permitted or required to take or to grant, and if such instructions are promptly requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Related Documents until it shall have received such instructions from the Majority Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under this Agreement, the Notes, or any of the other Related Documents in accordance with the instructions of the Majority Lenders.

           12.0 Reliance. The Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Related Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

           12.0 Indemnification. To the extent that the Agent is not reimbursed and indemnified by either Borrower or the Guarantor, the Lenders will reimburse and indemnify the Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any of the Related Documents or any action taken or omitted by the Agent under this Agreement or any of the Related Documents, in proportion to each Lender's Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 12.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements resulting from the Agent's recklessness or willful misconduct. The obligations of the Lenders under this
Section 12.05 shall survive the payment in full of the Loans and Reimbursement Obligations and the termination of this Agreement. If so requested or required by a bank party to a Collection Account Agreement or Restricted Account Agreement, the Agent may agree to indemnify such bank for losses, costs and expenses incurred by such bank in connection with the operation of a Collection Account or Cash Concentration Account, as the case may be. Such indemnification shall be in such amount and on such terms as the Agent deems reasonable. The Borrowers jointly and severally agree to reimburse the Agent for any amounts paid by the Agent under any such indemnification arrangement relating to such Collection Account or Cash Concentration Account, as the case may be, and each Lender
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agrees to indemnify the Agent for any amounts not so reimbursed by the Borrowers.

           12.0 CIT Individually. With respect to its Pro Rata Share of the Revolving Credit Commitments hereunder, the Loans made by it and the Note issued to or held by it, CIT shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or holder of a Note. The terms "Lenders" or "Majority Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include CIT in its individual capacity as a Lender or one of the Majority Lenders. CIT may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrowers or any of their Subsidiaries as if it were not acting as Agent pursuant hereto.

           12.0  Successor Agent.

           (a) The Agent may resign from the performance of all its functions and duties hereunder at any time by giving at least thirty (30) Business Days' prior written notice to MGRE and each Lender. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

           (b) Upon any such notice of resignation, the Majority Lenders shall appoint a successor Agent who shall be reasonably satisfactory to MGRE.

           (c) If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring Agent, with the consent of MGRE, shall then appoint a successor Agent who shall serve as Agent until such time, if any, as the Majority Lenders, with the consent of MGRE, appoint a successor Agent as provided above.

           12.0  Collateral Matters.

           (a) The Agent may from time to time, during the occurrence and continuance of an Event of Default, make such disbursements and advances ("Agent Advances") which the Agent, in its sole discretion, deems necessary or desirable to preserve or protect the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrowers and the Guarantor of the Loans and other Obligations or to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 11.06. The Agent Advances shall be repayable on demand and be secured by the Collateral. The Agent Advances shall not constitute Loans but
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shall otherwise constitute Obligations hereunder.  The Agent shall notify each Lender and MGRE in writing of each such Agent Advance, which notice shall include a description of the purpose of such Agent Advance. Without limitation to its obligations pursuant to Section 12.05, each Lender agrees that it shall make available to the Agent, upon the Agents's demand, in Dollars in immediately available funds, the amount equal to such Lender's Pro Rata Share of each such Agent Advance. If such funds are not made available to the Agent by such Lender the Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Agent, at the customary rate set by the Agent for the correction of errors among banks for three Business Days and thereafter at the Regular Rate.

           (b) The Lenders hereby irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral upon termination of the Revolving Credit Commitments and payment and satisfaction of all Loans, Reimbursement Obligations, other Letter of Credit Exposure (whether or not due) and all other Obligations which have matured and which the Agent has been notified in writing are then due and payable; or constituting property in which the Borrower owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Majority Lenders. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent's authority to release particular types or items of Collateral pursuant to this Section 12.08(b).

           (c) Without in any manner limiting the Agent's authority to act without any specific or further authorization or consent by the Majority Lenders (as set forth in Section 12.08(b)), each Lender agrees to confirm in writing, upon request by the Agent, the authority to release Collateral conferred upon the Agent under Section 12.08(b). So long as no Event of Default is then continuing, upon receipt by the Agent confirmation from the Majority Lenders of its authority to release any particular item or types of Collateral, and upon at least five (5) Business Days' prior written request by the Borrowers, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of the Lenders herein or pursuant hereto upon such Collateral; provided, however, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent's opinion, would expose the Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the
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Obligations or any Lien upon (or obligations of either Borrower in respect of) all interests in the Collateral retained by the Borrowers.

           (d) The Agent shall have no obligation whatsoever to any Lenders to assure that the Collateral exists or is owned by the Borrowers or the Guarantor or is cared for, protected or insured or has been encumbered or that the Lien granted to the Agent herein or pursuant hereto has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Agent in this Section 12.08 or in any of the Related Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent's own interest in the Collateral as one of the Lenders and that the Agent shall have no duty or liability whatsoever to any other Lender.


                             ARTICLE

                           GUARANTY

           13.0 Guaranty. In consideration of financial accommodations given or to be given or continued to the Borrowers by the Agent, CIT and the Lenders pursuant to this Agreement, the Guarantor irrevocably and unconditionally guarantees to the Agent, CIT and the Lenders payment when due, whether by acceleration or otherwise, of any and all of the Obligations, together with all interest thereon and all reasonable attorneys' fees, costs and expenses of collection incurred by the Agent, CIT and the Lenders in enforcing any of such liabilities.

           13.0  Waiver.    The Guarantor waives notice of
acceptance of this guaranty and notice of any liability to which it may apply, and waives presentment, demand of payment, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking other action by the Agent or the Lenders against, and any other notice to, any party liable thereon (including the Guarantor). The Lenders and the Agent may at any time and from time to time (whether or not after revocation or termination of this guaranty) without the consent of, or notice to the Guarantor (except as shall be required by applicable statutes and cannot be waived), without incurring responsibility to the Guarantor, without impairing or releasing the obligations of the Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

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                     change the manner, place or terms of
      payment, and/or change or extend the time of payment of, renew or alter, any Obligations, any security therefor, or any liability incurred directly or indirectly with respect thereto, and the guaranty herein made shall apply to the Obligations as so changed, extended, renewed or altered;

                     modify in any manner whatsoever any of the
      Related Documents notwithstanding that such amendments or modifications may result in the Obligations exceeding
      the   aggregate principal sums set forth in this Agreement
      and the other Related Documents;

                     sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged to secure, or howsoever securing, the Obligations hereby guaranteed or any Obligations and/or any offset there against;

                     fail to perfect, or continue the perfection of, any lien or security interest in any such property, or delay in the perfection of any such lien or security interest;

                     exercise or refrain from exercising any
      rights against the Borrowers or others (including the Guarantors) or otherwise act or refrain from acting;

                     settle or compromise any Obligation hereby guaranteed or any security therefor, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to creditors of the Borrowers other than the Lenders and the Guarantor; and

                     apply any sums by whomsoever paid or
      howsoever realized to any Obligations to the Agent or the Lenders regardless of what Obligations remain unpaid.

No invalidity, irregularity or unenforceability of all or any part of the Obligations, or of any security therefor shall affect, impair or be a defense to this guaranty, and this guaranty is a primary obligation of the undersigned.

                     This guaranty is a continuing one and all Obligations to which it now or hereafter applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. As to the Guarantor, this guaranty shall continue until all Obligations shall have been indefeasibly repaid in full, notwithstanding a revocation by, or complete or partial release for any cause of, any other
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guarantor, either Borrower or anyone liable in any manner for the Obligations.

                     Upon the occurrence of an Event of Default and at any time thereafter, the Agent may, without notice to the Borrowers or any other Person, make the Obligations to the Agent and the Lenders, whether or not then due, immediately due and payable hereunder as to the Guarantor, and the Lenders and the Agent shall be entitled to enforce the Obligations hereunder.

                     No delay on the part of the Agent in
exercising any of its options, powers or rights, or partial or single exercise thereof, shall constitute a waiver thereof. No waiver of any of its rights hereunder, and no modification or amendment of this guaranty, shall be deemed to be effective unless the same shall be in writing, signed by a duly authorized officer of the Agent, and the same shall be effective only for the period, on the condition and for the specific instances and purposes specified therein and the same shall in no way impair the rights of the Lenders and the Agent or the obligations of the Guarantor to the Lenders and the Agent in any other respect at any other time.

                     The Guarantor agrees that, should the Agent bring any judicial proceedings in relation to this guaranty and the Related Documents, the Guarantor will not interpose any counterclaim or setoff of any nature.

           13.0 Subordination. Any and all rights and claims of the Guarantor against the Borrowers or any of their property, arising by reason of any payment by the undersigned to the Lenders or the Agent pursuant to the provisions of this guaranty, shall be subordinate and subject in right of payment to the prior indefeasible payment in full in cash of all liabilities of the Borrowers to the Lenders and the Agent.

           13.0 Covenants. The Guarantor will ensure that each financial statement of the Guarantor, including without limitation, any audited or unaudited financial statement or balance sheet and any condensed balance sheet, which is delivered by or on behalf of the Guarantor or any of its Subsidiaries to any person other than a shareholder of the Guarantor, shall contain, or shall be accompanied by, an accurate written disclosure of the existence and amount of this guaranty.

           13.0 Costs of Collection. In the case of any proceedings to collect any liabilities of the Guarantor to the Lenders and the Agent, the Guarantor shall pay all costs and expenses of every kind for collection, including reasonable attorneys' fees, and after deducting such costs and expenses from the proceeds of collection, the Lenders and the Agent may apply any residue to any of such liabilities of the Guarantor, who shall continue to be liable for any deficiency, all such amounts payable on demand. As used herein "attorneys' fees" shall include, without limitation, all reasonable fees of counsel (including, without limitation, those incurred on appeals) arising from such services and all reasonably incurred expenses, costs, charges and other fees of such counsel, and all such fees shall constitute liabilities of the Guarantor to the Lenders and the Agent.

           13.0 Claims. If claim is ever made upon the Lenders or the Agent for repayment or recovery of any amount or amounts received by the Lenders or the Agent in payment or on account of any Obligations and the Lenders or the Agent repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over the Lenders or the Agent or any of its property, or (b) any settlement or compromise of any such claim effected by the Lenders or the Agent with any such claimant (including the Borrower), then and in such event the Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the Guarantor, notwithstanding any revocation hereof or the cancellation of any note or other instrument evidencing any liability of the Borrowers, and the Guarantor shall be and remain liable to the Lenders or the Agent hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Lenders or the Agent.

           IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Agreement as of the date first above written.

                             BORROWERS:

                             MERRY-GO-ROUND ENTERPRISES, INC.,
                               as debtor and as debtor-in-
                               possession


                             By:
                                  Name:
                                  Title:

                             MGR DISTRIBUTION CORPORATION,
                               as debtor and as debtor-in-
                               possession


                             By:
                                  Name:
                                  Title:


                             GUARANTOR:

                             MGRR, INC.,
                               as debtor and as debtor-in-
                               possession


                             By:
                                  Name:
                                  Title:


                             Address for Notices to Borrowers
                             and Guarantor:

                             Merry-Go-Round Enterprises, Inc.
                             3300 Fashion Way
                             Joppa, Maryland  21085
                             Attention:   Isaac Kaufman
                             Telephone:   (410) 538-1000
                             Telecopier:  (410) 676-5577
                             with a copy to:

                             Swidler & Berlin
                             3000 K Street, N.W.
                             Suite 300
                             Washington, DC  20007-5116
                             Attention:  Roger Frankel, Esq.
                             Telephone:  (202) 424-7500
                             Telecopier: (202) 424-7643


                             AGENT AND LENDER:

                             THE CIT GROUP/BUSINESS
                                CREDIT, INC.


                             By:
                                  Name:
                                  Title:

                             Address for Notices:

                             The CIT Group/Business
                               Credit, Inc.
                             1211 Avenue of the Americas
                             New York, New York  10036
                             Attention:  Craig Hamrah
                             Telephone:  (212) 536-1211
                             Telecopier: (212) 536-1296

                             with a copy to:

                             Schulte Roth & Zabel
                             900 Third Avenue
                             New York, New York  10022
                             Attention:  Mark A. Neporent, Esq.
                             Telephone:  (212) 756-2238
                             Telecopier: (212) 593-5955

15386098.G












                   REVOLVING CREDIT AGREEMENT

                  dated as of January 14, 1994



                             among

             MERRY-GO-ROUND ENTERPRISES, INC., and

                  MGR DISTRIBUTION CORPORATION

                       AS BORROWERS,

                          MGRR, INC.,

                       AS GUARANTOR,

            THE FINANCIAL INSTITUTIONS PARTY HERETO,

                        AS LENDERS,

                              and

              THE CIT GROUP/BUSINESS CREDIT, INC.,

                          AS AGENT



                          $125,000,000

                          Table of Contents

ARTICLE I  DEFINITIONS; CONSTRUCTION                             1

   1.01    Certain Definitions                                   1
   1.02    Construction                                         17
   1.03    Accounting Principles                                18

ARTICLE II THE CREDITS                                          18

   2.01    Revolving Credit Loans                               18
           (a) The Revolving Credit Commitment                  18
           (b) Revolving Credit                                 19
   2.02    Notes                                                19
   2.03    Notice of Borrowing; Making of Loans                 19
   2.04    Reduction of Commitment;
               Mandatory Prepayment; Optional Prepayment        22
                 (a)  Reduction of the Commitment               22
                 (b)  Mandatory Prepayment                      23
                 (c)  Optional Prepayment                       24
                 (d)  Prepayment Penalty                        24
   2.05      Interest Rate                                      24
   2.06      Interest Payment Dates                             24
   2.07      Amortization                                       24
   2.08      Payments                                           25
                 (a) Time, Place and Manner                     25
                 (b) Periodic Statements                        25
                 (c) Apportionment of Payments                  26
                 (d) Interest Upon Events of Default            27
                 (e) Unused Line Fee                            27
                 (f) Letter of Credit Fees                      27
                 (g) Agent Fee                                  28
                 (h) Fees                                       28
   2.09      Use of Proceeds                                    28
   2.10      Eurodollar Rate Note Determinable; Inability
               to Determine Interest Rate Illegality or
               Impropriety                                      29
   2.11      Reserve Requirements; Capital Adequacy
               Circumstances                                    30
   2.12      Indemnity                                          31
   2.13      Sharing of Setoffs                                 32
   2.14      Regulation D Compensation                          33
   2.15      Continuation and Conversion of Loans               33
   2.16      Taxes                                              34







                                (i)
4151/BLUSEC

ARTICLE III  LETTERS OF CREDIT                                  36

   3.01      Letters of Credit                                  36
                 (a) General                                    36
                 (b) Request for Issuance                       41
   3.02      Participations                                     41
                 (a) Purchase of Participations                 41
                 (b) Sharing of Letter of Credit Payments       41
                 (c) Obligations Irrevocable                    40

ARTICLE IV   BORROWING BASE                                     42

   4.01      Condition of Lending and Assisting in
               Establishing or Opening Letters of Credit        42
   4.02      Mandatory Prepayment                               42
   4.03      Rights and Obligations Unconditional               42
   4.04      Borrowing Base Certificate                         43
   4.05      General Provisions                                 43

ARTICLE V    SECURITY; ADMINISTRATIVE PRIORITY                  44

   5.01      Grant of Lien and Security Interest                44
   5.02      Collections and Cash Concentration
               Account Arrangements                             44
   5.03      Administrative Priority                            45
   5.04      Grants, Rights and Remedies Cumulative             45
   5.05      No Filings Required                                45
   5.06      Survival                                           46
ARTICLE VI   REPRESENTATIONS AND WARRANTIES                     47

   6.01      Organization and Qualification                     47
   6.02      Authority and Authorization                        47
   6.03      Execution and Binding Effect                       47
   6.04      Authorizations and Filings                         47
   6.05      Financial Statements                               48
                 (a) Historical Statements                      48
                 (b) Projections                                48
   6.06      No Event of Default                                48
   6.07      Litigation                                         48
   6.08      Absence of Conflicts                               49
   6.09      ERISA. .                                           49
   6.10      Taxes                                              49
   6.11      Financial Accounting Practices, etc.               50
   6.12      Power To Carry On Business                         50
   6.13      No Material Adverse Change                         50
   6.14      Existing Liens; Capitalized Leases                 50
   6.15      Compliance with Laws                               51
   6.16      Accurate and Complete Disclosure                   51


                                (ii)

   6.17      Insurance                                          51
   6.18      Environmental Matters                              52
   6.19      Administrative Priority; Lien Priority             52
   6.20      Bankruptcy Court Order                             52
   6.21      Use of Proceeds                                    53
   6.22      Location of Bank Accounts                          53
   6.23      Tradenames                                         53

ARTICLE VII  CONDITIONS OF CREDIT EXTENSIONS                    53

   7.01      Conditions Precedent to Initial
               Credit Extension                                 53
   7.02      Conditions Precedent to Each
               Credit Extension                                 55

ARTICLE VIII AFFIRMATIVE COVENANTS                              57

   8.01      Reporting and Information Requirements             57
                 (a) Annual Reports                             57
                 (b) Quarterly Reports                          58
                 (c) Monthly Reports                            58
                 (d) Weekly Reports                             59
                 (e) Certain Reports                            60
                 (f) Pleadings, etc.                            60
                 (g) Reports to Committees                      60
                 (h) Other Reports and Information              60
                 (i) Further Information                        60
                 (j) Projections                                60
                 (k) Notice of Event of Default                 60
                 (l) Notice of Material Adverse Change          61
                 (m) Visitation and Verification                61
                 (n) Environmental                              61
                 (o) UCC Search Results                         62

   8.02      Preservation of Existence and Franchises           62
   8.03      Insurance                                          62
   8.04      Maintenance of Properties                          62
   8.05      Financial Accounting Practices, etc.               63
   8.06      Compliance with Laws                               63
   8.07      Further Assurances                                 63
   8.08      Maintenance of Accounts                            64
   8.09      Taxes                                              64
   8.10      Pension Plans                                      65

ARTICLE IX   NEGATIVE COVENANTS                                 65

   9.01      Interim Bankruptcy Court Order; Final
               Bankruptcy Court Order; Administrative
               Priority; Lien Priority; Payment


                               (iii)
               of Claims                                        65
   9.02      Cumulative FIFO EBITDA                             66
   9.03      Liens                                              67
   9.04      Indebtedness                                       68
   9.05      Guarantees and Contingent Liabilities              69
   9.06      Loans, Advances and Investments                    69
   9.07      Dividends and Related Distributions                70
   9.08      Merger, etc.                                       70
   9.09      Dispositions of Assets                             70
   9.10      Affiliates                                         71
   9.11      Continuation of or Change in Business              71
   9.12      Capital Expenditures                               71
   9.13      Markup and Markdown Policies                       71
   9.14      Environmental                                      71
   9.15      ERISA. .                                           72
   9.16      Maintenance of Inventory                           72
   9.17      Payments                                           73

ARTICLE X    DEFAULTS                                           73

   10.01     Events of Default                                  73
   10.02     Consequences of an Event of Default                76
   10.03     Certain Remedies                                   77
ARTICLE XI   MISCELLANEOUS                                      77

   11.01     Holidays                                           77
   11.02     Records                                            77
   11.03     Amendments and Waivers                             77
   11.04     No Implied Waiver; Cumulative Remedies             79
   11.05     Notices                                            79
   11.06     Expenses; Taxes; Attorneys' Fees;
               Indemnification                                  80
   11.07     Application                                        82
   11.08     Severability                                       82
   11.09     Governing Law                                      82
   11.10     Prior Understandings                               82
   11.11     Duration; Survival                                 82
   11.12     Counterparts                                       83
   11.13     Assignment; Participations                         83
   11.14     Successors and Assigns                             85
   11.15     Lenders and Agent as Parties in Interest           85
   11.16     Confidentiality                                    85
   11.17     Waiver of Jury Trial                               87
   11.18     Defaulting Lender                                  87

ARTICLE XII THE AGENT                                           88

   12.01     Appointment                                        88


                                (iv)

   12.02     Nature of Duties                                   88
   12.03     Rights, Exculpation, Etc.                          89
   12.04     Reliance                                           90
   12.05     Indemnification                                    90
   12.06     CIT Individually                                   90
   12.07     Successor Agent                                    91
   12.08     Collateral Matters                                 91

ARTICLE XIII GUARANTY                                           93

   13.01     Guaranty                                           93
   13.02     Waiver                                             93
   13.03     Subordination                                      95
   13.04     Covenants                                          95
   13.05     Costs of Collection                                95
   13.06     Claims                                             95


Exhibit A         Form of Note
Exhibit B         Form of Interim Bankruptcy Court Order
Exhibit C         Form of Letter of Credit Application
Exhibit D         Form of Borrowing Base Certificate
Exhibit E         Form of Borrowers' Counsel Opinion
Exhibit F         Form of Assignment and Acceptance



Schedule 1.01(A)  Locations of Eligible Inventory
Schedule 1.01(B)  Initial Locations of Eligible Inventory
Schedule 1.01(C)  Collection Accounts and Cash Concentration
                    Account
Schedule 1.02     Revolving Credit Commitments
Schedule 6.01     Organization and Qualification
Schedule 6.07     Litigation
Schedule 6.17     Insurance
Schedule 6.22     Depository Accounts
Schedule 6.23     Trademarks
Schedule 8.08     Bank Accounts
Schedule 9.03     Existing Liens
Schedule 9.05     Existing Guarantees
Schedule 9.17     Permitted Principal and Interest Payments










                                (v)